Exhibit 10.1

AMENDED AND RESTATED

TRIAGE PURCHASE AGREEMENT

by and among

ALERE INC.,

QUIDEL CARDIOVASCULAR INC.,

for purposes of Sections 6.13 and 12.15,

QUIDEL CORPORATION

and

for the limited purposes herein set forth,

ABBOTT LABORATORIES

Dated as of September 15, 2017

i

ii

EXHIBITS
Exhibit A        -    Accounting Methodologies
Exhibit B        -    Archived Records Agreement
Exhibit C        -    Deed
Exhibit D        -    Manufacturing and Supply Agreement
Exhibit E-1 and E-2    -    San Diego Lease Agreements
Exhibit F        -    Triage Assignment, Assumption and Bill of Sale
Exhibit G        -    Triage Transition Services Agreement
Exhibit H        -    Commitment Letter
Exhibit I        -    FIRPTA Affidavit

iii

AMENDED AND RESTATED TRIAGE PURCHASE AGREEMENT
THIS AMENDED AND RESTATED TRIAGE PURCHASE AGREEMENT is dated as of September 15, 2017, by and among Alere Inc., a Delaware corporation (“Seller”), Quidel Cardiovascular Inc. (f/k/a QTB Acquisition Corp.), a Delaware corporation (“Purchaser”), for purposes of Sections 6.13 and 12.15, Quidel Corporation, a Delaware corporation (“Purchaser Parent”) and, for the limited purposes herein set forth, Abbott Laboratories, an Illinois corporation (“Abbott”). Seller and Purchaser are referred to herein collectively as the “Parties” and individually as a “Party”.
WHEREAS, the Parties, Abbott and Purchaser Parent entered into that certain Triage Purchase Agreement, dated as of July 15, 2017 (the “Original Purchase Agreement”), and the Parties and Abbott now desire to amend and restate the Original Purchase Agreement (it being understood that all references herein to this Agreement refer to the Original Purchase Agreement as amended and restated hereby and that all references herein to the “date hereof” or the “date of this Agreement” refer to July 15, 2017);
WHEREAS, Seller and Abbott have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 30, 2016, as amended on April 13, 2017, pursuant to which, subject to the conditions set forth in the Merger Agreement, Angel Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as hereinafter defined) of Abbott, will be merged with and into Seller (the “Merger”), with Seller surviving (the “Merger Transaction”);
WHEREAS, the FTC (as defined herein) staff has raised the concern that the Merger Transaction is likely to produce anti-competitive effects in the alleged relevant product market(s) in the United States for the Triage Products, which would not be in the public interest, including, but not limited to, by eliminating competition between Abbott and Seller;
WHEREAS, in order to resolve the concerns raised by the FTC staff in these alleged product markets in the United States, Abbott and Seller have agreed to enter into an agreement to divest certain assets related to these Triage Products to Purchaser and to permit Purchaser to replace lost competition by itself manufacturing, marketing and selling the Products, including into the respective alleged product markets;
WHEREAS, the FTC is about to issue a Decision and Order governing the scope, nature and extent and requirements of this Agreement;
WHEREAS, in furtherance of foregoing, Seller desires to effect the sale and divestiture of the Triage Business; and
WHEREAS, Purchaser desires to purchase the Triage Business.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties, Purchaser Parent and Abbott hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01.    Certain Defined Terms. For purposes of this Agreement:
“Accounting Methodologies” means the accounting methodologies, conventions, policies, practices and procedures set forth on Exhibit A.
“Accounts Payables” means all trade accounts payables to the extent related to the Triage Business as of the Closing arising out of the purchase or other acquisition of goods or services of the Triage Business prior to the Closing.
“Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables to the extent related to the Triage Business as of the Closing arising out of the sale or other disposition of goods or services of the Triage Business prior to the Closing.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of Securities or partnership or other ownership interests, by contract or otherwise. For purposes of this Agreement, (a) prior to the Effective Time (as defined in the Merger Agreement), none of Abbott or any of its Affiliates shall be deemed or considered Affiliates of Seller or any of its Affiliates and (b) from and after the Effective Time, Seller and its Affiliates shall be deemed Affiliates of Abbott and its Affiliates.
“Agreement” means this Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
“Ancillary Agreements” means, collectively, the Archived Records Agreement, Deed, Foreign Acquisition Agreements, Manufacturing and Supply Agreement, San Diego Lease Agreements, Triage Assignment, Assumption and Bill of Sale, Triage Transition Services Agreement and any other agreements that the Parties and Abbott may mutually agree.
“Antibody Assets” means the Know-How and Other Intellectual Property owned by the Asset Seller Entities (a) used in the research, development, manufacture, production, and purification of antibodies, antibody reagents and assays of the (i) Products and Development Projects as of the date of this Agreement or (ii) Discontinued Products as conducted by the Asset Seller Entities prior to the date of this Agreement or (b) known by the Transferred Employees and primarily related to the research, development, manufacture, production, and purification of antibodies, antibody reagents and assays of the Products, Development Projects or Discontinued Products.
“Archived Records Agreement” means the agreement regarding access to, and retention and production of, Archived Records, in the form attached as Exhibit B, to be entered into at the Closing between the applicable Asset Seller Entities and the applicable Designated Purchasers.

“Asset Seller Entities” means, individually, or collectively, Seller and the Subsidiaries of Seller that are identified in Schedule 1.01(a).
“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, invoices, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, distributor lists, correspondence and other documents.
“Business Day” means any day that is not a Saturday, a Sunday or other day that (a) is a statutory holiday under the federal Laws of the United States or (b) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to remain closed.
“Cash Equivalents” means, with respect to any Person at any date, without duplication, money orders, bank drafts, commercial paper, treasury bills, short-term United States federal government bonds, checks received but not yet deposited or money market funds, in each case on hand or credited to an open account in the name of such Person with a Third Party financial institution.
“Code” means the Internal Revenue Code of 1986.
“Competition Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade through merger or acquisition.
“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition Law.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, or contract.
“Datasite” means the virtual data room entitled “Temple-T” hosted by Merrill Corporation at https://global.merrillcorp.com.
“Deed” means a limited warranty deed for the Transferred Real Property in the form of Exhibit C.
“Designated Purchaser” means Purchaser or, if directed in writing by Purchaser, any direct or indirect wholly owned Subsidiaries of Purchaser Parent.
“Discontinued Products” means the discontinued products and development programs that are listed on Schedule 1.01(b).
“Dollars” and “$” shall each mean lawful money of the United States.
“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, Third Party right or encumbrance of any kind or nature.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Rate” means, with respect to a given day, the exchange rate between the applicable Foreign Currency and Dollars as observed by Bloomberg (ask rate or, if the Foreign Currency is in Euros, bid rate) at 9:00 a.m. Eastern Time on such day.
“Excluded Businesses” means any and all businesses of Abbott, the Asset Seller Entities or their respective Affiliates other than the Triage Business.
“Excluded Triage Product Business” means the products of any business of the Asset Seller Entities as of the date hereof, other than the Products, that both (a) use the Triage Transitional Marks in the packaging and labeling of such product on the date hereof, and (b) are listed on Schedule 1.01(c).
“Existing Licenses” means the Contracts listed on Schedule 1.01(d).
“Exploit” means (a) with respect to any product, apparatus, device, composition, method, process, or service, to research, develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works and (b) to authorize, license, sublicense, contract, direct, instruct, or otherwise permit another Person to perform any of the acts in clause (a).
“Financing Sources” means the Lenders and any other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing or any Alternative Financing, including the parties to the Commitment Letter, any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their, and their respective Affiliates’ Representatives and their respective successors and assigns.
“Foreign Currency” means any currency other than Dollars.
“Fraud” means common law liability of a Party or Abbott for willfully and knowingly committing fraud, with the specific intent to deceive and mislead, arising from a breach of, or inaccuracy in, a representation and warranty set forth in Article III, IV or V.
“Fundamental Representations” means the representations and warranties of Seller contained in Section 4.01 (Organization; Standing), Sections 4.02(a) and (b) (Corporate Authorization), Section 4.08 (Tax Matters) and Section 4.16 (Brokers and Other Advisors).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“Governmental Authorization” means, other than a Registration, any licenses, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from, a Governmental Authority.
“Healthcare Regulatory Authority” means any federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the development, marketing, labeling, sale, use, handling and control, safety, efficacy, reliability, manufacturing, approval, or licensing of any drug, device or over-the-counter pharmaceutical product, (b) healthcare programs under which such products are purchased, or (c) the protection of personal health information, including Notified Bodies established by European Union member states to assess whether products comply with the EU Medical Devices Directive.
“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness or obligations of such Person for borrowed money, including any indebtedness evidenced by notes, bonds, debentures or similar Contracts, (b) all debt securities or warrants or other rights to acquire any debt securities of such Person, (c) all guarantee obligations of such Person of any of the foregoing indebtedness, obligations or debt securities of another Person, (d) all obligations under capitalized leases, determined in accordance with GAAP and (e) all “keep well” or other agreements entered into by such Person to maintain any of the foregoing.
“Information Technology Assets” means any equipment that is used in the acquisition, storage, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information, including printers, storage devices, computers, computer equipment, network equipment and systems and phone equipment and systems.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention discovery; any Trademark; any copyright, copyright registration, design, design registration or database rights; any Internet domain name, and registrations and applications therefor; any Know-How; and any computer software (including source and object codes, databases and related documentation).
“IRS” means the Internal Revenue Service.
“Know-How” means trade secrets (including where applicable, the Trade Secrets), confidential know-how, confidential customer data, or other confidential information, whether tangible or intangible, including algorithms, ideas, designs, formulas, methods, processes, procedures and methodologies used in or applied to reagents or antibodies (including the identification and formulation of the components thereof), programs, prototypes, systems and techniques.
“knowing, material and intentional breach” means a breach by a Party or Abbott of the terms of this Agreement where (a) the action (or failure to act) that constituted the breach was deliberate and willful and not inadvertent, and (b) at the time, Abbott or the Party or its Representative taking or authorizing such action (or failure to act) (i) knew that such action (or failure to act) would constitute, or would reasonably be expected to result in, a material breach of this Agreement, and (ii) intends for such action (or failure to act) to breach this Agreement.
“Knowledge” means (a) with respect to Seller, the actual knowledge of the officers or directors of Seller or the Asset Seller Entities listed on Schedule 1.01(e)(i), (b) with respect to Abbott, the actual knowledge of the individual listed on Schedule 1.01(e)(ii), and (c)

with respect to Purchaser, the actual knowledge of the officers or directors of Purchaser Parent listed on Schedule 1.01(e)(iii).
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Judgment of a Governmental Authority and those arising under any Contract.
“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.
“Losses” means any and all losses, damages, costs, deficiencies, assessments, fees and expenses, including interest, penalties, judgments, fines, reasonable fees of attorneys and other advisors and other reasonable expenses and costs of investigation or defense; provided, that “Losses” shall not include any consequential, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity, except for any such damages to the extent actually awarded and paid to a Third Party.
“Manufacturing and Supply Agreement” means the manufacturing and supply agreement in the form of Exhibit D.
“Material Adverse Effect” means with respect to the Triage Business, any effect, change, event or occurrence that, individually or in the aggregate (a) would prevent or materially delay, interfere with, impair or hinder the consummation of the Transactions or the compliance by Seller with its obligations under this Agreement or (b) has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Triage Business taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to this clause (b): any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Triage Business operates, including changes in the use, adoption or non-adoption of technologies or industry standards, or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law (including changes or prospective changes in generally applicable rules, regulations and administrative policies of the FDA) or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (B) any change proximately caused by (1) the negotiation, execution or announcement of the Merger Agreement or this Agreement or the performance of the Merger Agreement or this Agreement in accordance with their respective terms or the consummation of the Merger or the Transactions (other than compliance with Section 6.01(a) or for purposes of any representations or warranties contained in Sections 4.02(c) or 4.03) or (2) the announcement of the Other Transactions or the consummation thereof pursuant to Contracts that do not, by their respective terms, adversely affect in any material way the composition of the Triage Business, Purchased Assets or Assumed Liabilities (other than with respect to co-owned Intellectual Property included within the Purchased Assets or the separation of Shared Contracts on terms and subject to conditions substantially similar to Section 2.04) or contravene the covenants of Seller or Abbott hereunder, including in the case of each of (1) and (2) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Merger Agreement, this Agreement or the consummation of the Merger or the Transactions, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by Seller or its Subsidiaries with Purchaser’s written consent or at Purchaser’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or any of its Affiliates, (G) any change or prospective change in Seller’s credit ratings, (H) any decline in the market price, or change in trading volume, of the capital stock of Seller or (I) any failure of the Triage Business to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (G), (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (I) hereof) is, may be, contributed to or may contribute to, a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) or clauses (ii)(A), (C) or (D) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Triage Business, taken as a whole, as compared to other participants in the industry in which the Triage Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Merger Clearances” means the Consents of Governmental Authorities under applicable Competition Laws for (a) the Merger Transaction as described in the Merger Agreement and (b) the Other Transactions.
“Other Intellectual Property” means Intellectual Property other than (a) patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications, (b) Trademarks, (c) Know-How and (d) Intellectual Property to which rights are granted to any Asset Seller Entity pursuant to a Contract.
“Other Transactions” means the sale, transfer or other conveyance of any assets, rights, properties or Liabilities of Seller and its Affiliates (other than the Purchased Assets) to one or more Third Parties in connection with the consummation of the Merger Transaction or receipt of the Merger Clearances.
“Permitted Encumbrances” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (c) Permitted Liens.
“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business consistent with past practice for amounts that are not delinquent and that are not, individually or in the aggregate, material to the Triage Business, (c)(i) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, (ii) good faith deposits in connection with bids, tenders or Contracts with Governmental Authorities, customers or suppliers in the ordinary course consistent with past practice (other than for the payment of Indebtedness) or leases for tangible personal property, or

(iii) deposits to secure public or statutory obligations or to secure surety or appeal bonds or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (d) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and (e) such other Liens, Encumbrances or defects or imperfections of title that do not, individually or in the aggregate, materially detract from the value or the ownership, operation or existing use of the asset or property affected by such Lien, Encumbrance, defect or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing, including such portion of any Straddle Period commencing after the Closing.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing, including such portion of any Straddle Period up to and including the date of Closing.
“Products” means, collectively, the products set forth on Schedule 1.01(f) (but excluding any Discontinued Products and Development Projects).
“Purchaser Disclosure Letter” means the Purchaser Disclosure Letter attached hereto, dated as of the date hereof, delivered by Purchaser in connection with this Agreement.
“Purchaser Occupied Real Property” means the Transferred Real Property other than the portion thereof leased by Seller or one of its Affiliates as tenant pursuant to the San Diego Lease Agreements or occupied solely by Seller and its Affiliates following the Closing pursuant to the Triage Transition Services Agreement.

“Registered” means registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Registrations” means authorizations and/or approvals issued by any Healthcare Regulatory Authority (including premarket approval applications, premarket notifications, investigational device exemptions, manufacturing site approvals or authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Asset Seller Entities as of the Closing that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the Products.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Required Information” means all financial and other pertinent information regarding the Purchased Assets as may be reasonably requested by Purchaser that is reasonably available to, or reasonably obtainable by, Seller and consists of information of the type customarily included in offering documents or marketing materials used to syndicate credit facilities of the type contemplated by the Commitment Letter or any other permitted Alternative Financing.

“Restricted Contract” means any Contract which would be applicable to Purchaser or its Affiliates following Closing that: (a) contains any standstill or similar restriction on an Asset Seller Entity’s ability to acquire assets or Securities of another Person, (b) indemnifies or holds harmless any Person, or assumes the Tax, environmental or other Liability of any Person, which indemnity or assumption of Liability is material to the Triage Business taken as a whole (other than indemnification provisions or assumptions of Liability in commercial Contracts entered into in the ordinary course of business consistent with past practice), or (c) contains terms that would limit or purport to limit the ability of Purchaser or its Affiliates to conduct the Triage Business, including any Contract that would limit the ability of Purchaser or its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time.
“Retained Field” means performing in vitro diagnostics on an instrument or in a system, in each case that has a throughput of at least thirty (30) patient test samples per hour.
“San Diego Lease Agreements” means the lease agreements for the Transferred Real Property to be occupied by Seller and its Affiliates following the Closing, in the form of Exhibit E-1 and Exhibit E-2.
“SEC” means the Securities and Exchange Commission.
“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
“Seller Charter Documents” means Seller’s certificate of incorporation (including the Certificate of Designations) and by-laws, each as amended.
“Seller Disclosure Letter” means the Seller Disclosure Letter attached hereto, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement.
“Seller Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), including any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (c) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (d) an individual employment, consulting, severance, retention, transaction bonus or other similar Contract, or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any Liability, and in each case providing benefits to any Triage Business Employee, other than any plan, program, policy, agreement or arrangement mandated by applicable Law that is sponsored, maintained or administered by a Governmental Authority, including any workers’ compensation plan, program or arrangement.
“Seller Transitional Marks” means the Trademarks set forth on Schedule 1.01(g).
“Specified Qualifications” means the following: (a) all instances of the word “material” in Section 4.04, (b) both instances of the phrase “Material Adverse Effect” (including the use of the word “Material” in the defined term and all instances of the word “material” in the definition thereof) in Section 4.05, (c) the instance of the word “material” in Section 4.14(b)(iii), and (d) use of the word “Material” when used as the first word of the defined term “Material Contract” and the instance of the word “material” used in the definition thereof.
“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which Securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by (a) such Person or (b) one (1) or more Subsidiaries of such Person or (c) such Person and one (1) or more Subsidiaries of such Person.
“Tax” or “Taxes” means (a) any and all federal, state, provincial, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to net income, gross income, franchises, windfall or other profits, gross receipts, property, sales, use, goods and services, service use, harmonized sales, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, employment insurance premiums or net worth; taxes or other charges in the nature of excise, severance, occupation, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, lease, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law, and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.
“Tax Returns” means returns, reports, claims for refund, declarations of estimated Taxes, elections, designations and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.
“Territories” means each country in which (a) the Triage Business recognized revenue for sales of the Products in the period commencing on January 1, 2014 and terminating on the Closing Date, or (b) a Registration has been issued.
“Third Party” means any Person other than Abbott, Seller, Purchaser, and their respective Affiliates.
“Trade Secrets” means any information that (a) relates to the Triage Business, (b) is not known outside the Triage Business (other than by Seller and its Affiliates, and any Persons to whom they disclosed), and (c) gives the owner thereof an opportunity to obtain an advantage over competitors who do not know or use it.
“Trademark” means any trademark, trademark registration, trademark application, service mark, trade name, logo, business name or brand name, trade dress and similar rights (in each case whether or not Registered) and all goodwill associated with the foregoing.
“Transactions” means the sale and acquisition of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement and the other transactions contemplated by this Agreement and the Ancillary Agreements (but expressly excluding the Merger Transaction and the Other Transactions).
“Transaction Expenses” means the aggregate amount of any and all fees and expenses payable to (a) investment bankers, brokers, finders or similar agents or (b) counsel, accountants or other advisors, in each case in connection with the Transactions that are incurred by or on behalf of, or paid or to be paid directly by, any Asset Seller Entity or any Person that any Asset Seller Entity pays or reimburses or is otherwise legally obligated to pay or reimburse.
“Transferred Real Property” means the building, structures, facilities, real property and other rights in respect of real property described on Schedule 1.01(h).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Triage Assignment, Assumption and Bill of Sale” means the assignment, assumption and bill of sale, in the form attached as Exhibit F, to be entered into at the Closing between the applicable Asset Seller Entities and the applicable Designated Purchasers.
“Triage Business” means the research, development, manufacture, marketing, sale and distribution of the Products, as and to the extent conducted by Seller and its Affiliates as of the date of this Agreement.
“Triage Confidential Information” means any confidential or proprietary information known as of the Closing to Seller or Abbott or their respective Affiliates that relates to the Triage Business or the Purchased Assets, including trade secrets, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant Contracts, operations methods, product development techniques or business acquisition plans, in each case other than any such information (a) to the extent that it also relates to the Excluded Assets, Excluded Liabilities, Excluded Businesses or Other Transactions, or (b) as to which Seller or its Affiliates owns or retains an undivided interest following the Closing.
“Triage Field” means performing in vitro diagnostics on a consumable and reader where the reader and consumable have a throughput of not more than thirty (30) patient test samples per hour, and where such consumable and reader are separate or integrated, and are manual, semi-automated or automated.
“Triage Transition Services Agreement” means the transition services agreement in the form attached as Exhibit G.
“Triage Transitional Marks” means the Trademarks set forth on Schedule 1.01(i).
SECTION 1.02.    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
2016 P&L Information	4.04(a)
Abbott	Preamble
Action	4.06
Additional Assigned Intellectual Property	2.01(a)(x)

Term	Section
Allocation Dispute Notice	2.06(a)
Allocation Firm	2.06(a)
Alternative Financing	6.13(a)
Archived Records	6.10(a)
Assumed Liabilities	2.02(a)
Audited Financial Statements	6.14(a)(i)
Auditor	6.14(a)(i)
Bankruptcy and Equity Exception	3.02(a)
BNP Purchase Agreement	9.01(g)
Cap	11.04(a)(iii)
Closing	2.07
Closing Date	2.07
Commitment Letter	5.05(a)
Confidentiality Agreement	6.04(b)
Consultant	2.11(b)
Continuation Period	7.02(a)
Conveyance Taxes	8.05
Deductible	11.04(a)(ii)
Deferred Asset Jurisdiction	2.08(a)
Deferred Assets and Liabilities	2.08(a)
Deferred Transfer Closing	2.08(b)
Development Projects	2.01(a)(x)
Direct Claim	11.05(b)
Direct Claim Notice	11.05(b)
Dispute Notice	2.11(b)
EC Decision	12.16
End Date	10.01(e)
Environmental Laws	4.11(a)
Environmental Permits	4.11(b)
Estimated Allocation	2.06(a)
Exchange Act	4.03
Excluded Assets	2.01(b)
Excluded Liabilities	2.02(b)
Excluded Seller Marks	6.08(b)
Exclusive Contract	2.01(a)(iv)
Exclusive Triage Know-How	2.01(a)(ix)
FDA	4.15(a)
Fee Letters	5.05(a)
Filed SEC Documents	Article IV
Final Allocation	2.06(a)
Final Transferred Inventory	2.11(b)

Term	Section
Financial Statements	4.04(a)
Financing	5.05(a)
Food and Drug Laws	4.15(a)
Foreign Acquisition Agreements	2.03
FTC	6.02(b)
Guarantor	12.15
Health Care Laws	4.15(a)
Indemnified Party	11.05(a)(i)
Indemnifying Party	11.05(a)(i)
Initial Interim Financial Statements	6.14(a)(i)
Initial Purchase Price	2.05
Interim Balance Sheet	4.04(a)
Interim Financial Statements	6.14(a)(ii)
Judgment	4.06
Labor Agreement	4.10(a)
Laws	4.07
Lenders	5.05(a)
Material Contract	4.14(a)
Merger Agreement	Recitals
Merger	Recitals
Merger Transaction	Recitals
Offer Employee	7.01(d)
Parties	Preamble
Periodic Taxes	8.01
Purchase Price	2.05
Purchased Assets	2.01(a)
Purchaser	Preamble
Purchaser Indemnitees	11.02
Purchaser Parent	Preamble
Reference Balance Sheet	4.04(a)
SEC Financial Statements	4.04(b)
Securities Act	4.03
Seller	Preamble
Seller Guarantees	6.07
Seller Indemnitees	11.03
Shared Contract	2.01(a)(iv)
Specified Patents	2.01(a)(vii)
Third Party Claim	11.05(a)(i)
Third Party Claim Notice	11.05(a)(i)
Transferred Employee	7.01(a)(ii)
Transferred Intellectual Property	2.01(a)(ix)

Term	Section
Transferred Inventory	2.01(a)(xiv)
Transferred Inventory Calculation	2.11(a)
Transferred Trademarks	6.09(b)
Triage Business Employees	7.01(a)(i)
Triage Business Employee List	4.09(a)(i)
Triage Independent Contractor List	4.09(a)(ii)

SECTION 1.03.    Interpretation.
(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Purchaser” and words of similar import refer to documents (i) posted to the Datasite at least 24 hours prior to the date hereof or (ii) delivered in person or electronically to Purchaser or its Representatives at least 24 hours prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The occurrence of any effect, change, event or occurrence set forth in clause (ii)(B) of the definition of Material Adverse Effect shall not be deemed to constitute the operation of the Triage Business outside the ordinary course. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or promulgation of regulations and rules thereunder and references to all attachments, schedules and exhibits thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors. Any reference herein to the Purchased Assets or Transferred Intellectual Property as of the date hereof, or at any time prior to the Closing, including in Article IV and Section 6.01 shall mean the assets, rights and properties of the Asset Seller Entities at such referenced time, which if owned on the Closing Date would be Purchased Assets.
(b)    The Parties, Purchaser Parent and Abbott have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, Purchaser Parent and Abbott and no presumption or burden of proof shall arise favoring or disfavoring the Parties, Purchaser Parent or Abbott by virtue of the authorship of any provision of this Agreement.
ARTICLE II

PURCHASE AND SALE
SECTION 2.01.    Purchase and Sale of Assets.
(a)    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign and transfer, and Seller shall cause the other applicable Asset Seller Entities to sell, convey, assign and transfer to the applicable Designated Purchaser, and Purchaser shall, or shall cause the other applicable Designated Purchasers to, purchase from the applicable Asset Seller Entities, free and clear of any Liens, other than Permitted Encumbrances, all of the right, title and interest of Seller and the other Asset Seller Entities, in and to the following assets, rights and properties (the “Purchased Assets”):
(i)    all real property rights in respect of the Transferred Real Property;
(ii)    the tangible personal property, including machinery, equipment, mechanical and spare parts, supplies, tools, tooling, jigs, molds, dies, production supplies, samples, media, fixtures, office equipment and other tangible property of any kind (other than any Information Technology Assets, which are solely addressed in Section 2.01(a)(xviii) and Section 2.01(a)(xix)), that is (A) subject to Section 2.01(b)(vi), located at the Purchaser Occupied Real Property and used primarily in or primarily related to the Triage Business, (B) set forth on Schedule 2.01(a)(ii) or (C) located at the facility of a Third Party supplier to any Asset Seller Entity and used primarily in or primarily related to the Triage Business;
(iii)    the spare parts and calibration equipment located at the portion of the Transferred Real Property depicted on Schedule 2.01(a)(iii) that are used primarily in or primarily related to the Triage Business;
(iv)    subject to Section 2.04, (A) the rights under Contracts to which any Asset Seller Entity is a party that are used, but not exclusively, in the Triage Business or relate, but not exclusively, to any Purchased Asset or Assumed Liability (each such Contract, a “Shared Contract”), in each case to the extent used in or related to the Triage Business, and (B)

all rights under the Contracts to which any Asset Seller Entity is a party that are exclusively used in the Triage Business or exclusively related to any Purchased Asset or Assumed Liability (each such Contract, an “Exclusive Contract”), in the case of each of (A) and (B) except (1) for Contracts the subject of Sections 2.01(a)(v) and Section 2.01(a)(vi), (2) as provided in Section 2.01(b)(iii), Section 2.01(b)(iv), Section 2.01(b)(vii) or Section 2.01(b)(x) and (3) for Contracts pursuant to which rights in Intellectual Property are granted to any Asset Seller Entity (including with respect to Information Technology Assets), which are intended to be addressed in Section 2.01(a)(v);
(v)    subject to Section 2.04, (A) all rights under the Exclusive Contracts listed on Schedule 2.01(a)(v)(A) and (B) the rights under the Shared Contracts listed on Schedule 2.01(a)(v)(B), to the extent used in or related to the Triage Business;
(vi)    the rights under the Contracts by and between any Asset Seller Entity and (A) a Transferred Employee or (B) an independent contractor that is identified on the Triage Independent Contractor List, as updated pursuant to Section 7.01(b), in each case to the extent used in or related to the Triage Business;
(vii)    (A) the patents and patent applications listed on Schedule 2.01(a)(vii)(A) (including all reissues, divisions, continuations, continuations-in-part and extensions thereof); and (B) the patents and patent applications listed on Schedule 2.01(a)(vii)(B) (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) (the “Specified Patents”); provided that the Specified Patents also shall be subject to the license granted pursuant to Section 6.12(b);
(viii)    subject to Section 6.09, the Trademarks listed on Schedule 2.01(a)(viii);
(ix)    (A) subject to Schedule 2.01(a)(ix)(A), the Antibody Assets, other Know-How and Other Intellectual Property owned by the Asset Seller Entities that are used exclusively in the Triage Business (the “Exclusive Triage Know-How”), and (B) co-ownership of an undivided interest (with Seller and its Affiliates) in the Antibody Assets, other Know-How and Other Intellectual Property owned by the Asset Seller Entities that are (1) used in the Triage Business and that do not constitute Exclusive Triage Know-How, or (2) are set forth on Schedule 2.01(a)(ix)(A) (the Antibody Assets and other Know-How and Other Intellectual Property described in this Section 2.01(a)(ix), collectively, with the Intellectual Property described in Section 2.01(a)(v), Section 2.01(a)(vii) and Section 2.01(a)(viii), the “Transferred Intellectual Property”);
(x)    subject to Section 2.04 and to the extent transferable, (A) subject to Schedule 2.01(a)(ix)(A), the Antibody Assets, other Know-How and Other Intellectual Property owned by the Asset Seller Entities that (1) are used exclusively in (x) the development programs conducted by the Asset Seller Entities with respect to the products that are set forth on Schedule 2.01(a)(x), as such development programs exist as of the Closing, and (y) any other products in development for the Triage system as of the date of this Agreement, as evidenced by written records (the development programs and products in development described in this Section 2.01(a)(x)(A)(1), the “Development Projects”), or (2) was, prior to the date of this Agreement, used exclusively in the Discontinued Products and (B) co-ownership of an undivided interest (with Seller and its Affiliates) in the Antibody Assets, other Know-How and Other Intellectual Property owned by the Asset Seller Entities and that are not included in clause (A) of this Section 2.01(a)(x) and that (1) in the case of the Development Projects, is used therein as of the Closing and (2) in the case the Discontinued Products, was, prior to the date of this Agreement, used therein (the Antibody Assets and other Know-How and Other Intellectual Property described in this Section 2.01(a)(x), collectively, the “Additional Assigned Intellectual Property”);

(xi)    except as provided in Section 2.01(b)(xii), subject to Section 2.04 and to the extent transferable, (A) the Registrations used exclusively in or related exclusively to the distribution, marketing, promotion, selling or offering for sale of the Products, (B) any pending applications for the same and (C) the remaining rights of the Asset Seller Entities, if any, in Registrations previously used exclusively in the distribution, marketing, promotion, selling or offering for sale of the Products that have expired or terminated prior to the Closing Date;
(xii)    subject to Section 2.04 and to the extent transferable, the Governmental Authorizations held by the Asset Seller Entities used exclusively in or related exclusively to the Triage Business or the Purchased Assets;
(xiii)    subject to Section 6.08, all advertising, marketing, training and promotional materials and all other printed or written materials, including website content and the design of such websites protected by applicable Law, in each case that is used exclusively in, or related exclusively to, the Triage Business;
(xiv)    all inventories used or intended for use in the Triage Business (the “Transferred Inventory”), including (A) raw materials, but solely to the extent used or intended for use in the Triage Business, and (B) all works in process, semi-finished and finished products, stores, replacement and spare parts, packaging and labelling materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse, in each case to the extent used or intended for use in the Products;
(xv)    all credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items to the extent paid to a Third Party and to the extent directly related to the Triage Business;
(xvi)    except to the extent related to or arising out of or in connection with any Excluded Liabilities or Excluded Assets, all claims, counterclaims, causes of action, choses in action, rights of recovery, and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of Transferred Intellectual Property and the Additional Assigned Intellectual Property, the right to use and recover for past infringements or misappropriations of Transferred Intellectual Property and the Additional Assigned Intellectual Property, and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any Transferred Intellectual Property and the Additional Assigned Intellectual Property), in each case to the extent related to, arising out of or in connection with the Triage Business, the Purchased Assets or the Assumed Liabilities;
(xvii)    subject to Section 6.10, to the extent permitted by applicable Law, (A) sole ownership of Books, Records and Files and Tax Returns relating exclusively to the Triage Business, the Purchased Assets or the Assumed Liabilities, and (B) co-ownership of an undivided interest (with each Party retaining, subject to Section 6.04, the right to use, license, disclose, grant access to, transfer and convey the same without restriction except as expressly set forth in Sections 6.04(b), (c) and (d)) in any Books, Records and Files and Tax Returns to the extent relating to the Triage Business, the Purchased Assets or the Assumed Liabilities and not included in clause (A) of this Section 2.01(a)(xvii); provided that Seller may redact any information not related to the Triage Business from any Books, Records and Files or Tax Returns (the documents and other tangible and electronic embodiments of the items described in clauses (A) and (B) of this Section 2.01(a)(xvii), the “Triage Business Records”);
(xviii)    except for the items described in Section 2.01(a)(xix) and Section 2.01(b)(viii), and subject to Section 2.04, (A) the Information Technology Assets listed on Schedule 2.01(a)(xviii) and (B) (1) all rights under Exclusive Contracts to which any Asset

Seller Entity is a party pursuant to which rights in Intellectual Property are granted to any Asset Seller Entity for the use of the Information Technology Assets described in clause (A) and which rights are necessary for the use of or currently used in the use of such Information Technology Assets and (2) the rights under the Shared Contracts to which any Asset Seller Entity is a party pursuant to which rights in Intellectual Property are granted to any Asset Seller Entity for the use of the Information Technology Assets described in clause (A) and which rights are necessary for the use of or currently used in the use of such Information Technology Assets, in the case of this subclause (2) to the extent used in or related to the Triage Business;
(xix)    all owned or leased desktop computers, laptops, tablets, mobile phones and similar assets primarily used by the Transferred Employees;
(xx)    without duplication of the assets, rights and properties described in Sections 2.01(a)(ix) and (x), (A) the cell lines used exclusively in the Triage Business and described more particularly on Schedule 2.01(a)(xx)(A), and (B) an aliquot of the cell lines used both in the Triage Business and the Excluded Business and described more particularly on Schedule 2.01(a)(xx)(B);
(xxi)    the sample banks described on Schedule 2.01(a)(xxi);
(xxii)    the rights under Contracts (other than any license agreement for Intellectual Property) to which any Asset Seller Entity is a party, to the extent relating to the leasing, maintenance, outfitting, or other operation of the Transferred Real Property, but excluding (A) Contracts that exclusively relate to any activities of the Excluded Businesses that may be conducted at the Transferred Real Property, (B) Contracts that relate to the manufacture of products, and (C) any Ancillary Agreements; and
(xxiii)    all goodwill of the Triage Business as a going concern.
(b)    Excluded Assets. Notwithstanding anything in Section 2.01(a) to the contrary, no Designated Purchaser shall purchase or otherwise acquire any right, title and interest in or to any assets, rights or properties of Abbott, Seller or their respective Affiliates, regardless of kind, description or location or whether tangible or intangible, real, personal or mixed, except for the Purchased Assets (the “Excluded Assets”), including the following:
(i)    all cash and Cash Equivalents, including any cash or Cash Equivalents residing in any collateral account securing any obligation or contingent obligation;
(ii)    any and all Accounts Receivable;
(iii)    any Contracts used in the Triage Business that relate to the division, corporate office, overhead or back-office functions of Seller and its Affiliates;
(iv)    except to the extent included in the Purchased Assets under Section 2.01(a)(v) or Section 2.01(a)(xviii), any Contracts pursuant to which rights in Intellectual Property are granted to any Asset Seller Entity, including Contracts described on Schedule 2.01(b)(iv);
(v)    all Intellectual Property other than (A) the Transferred Intellectual Property, and (B) the Additional Assigned Intellectual Property;
(vi)    the machinery, equipment, mechanical and spare parts, supplies, tools, tooling, jigs, molds, dies, production supplies, samples, media and fixtures described on Schedule 2.01(b)(vi);

(vii)    all current and prior insurance Contracts and all rights of any nature with respect thereto, including all insurance proceeds received or receivable thereunder;
(viii)    all owned or leased desktop computers, laptops, tablets, mobile phones and similar assets primarily used by employees of Seller or its Affiliates other than the Transferred Employees;
(ix)    all other Information Technology Assets other than those described in Section 2.01(a)(xviii) or Section 2.01(a)(xix);
(x)    all assets of any Seller Plan or any similar benefit plan, program or arrangement that is maintained or contributed to by any Seller or Affiliate of Seller;
(xi)    subject to the provisions of Article VIII, any right to any refund or credit with respect to Taxes relating to any Pre-Closing Tax Period;
(xii)    the Registrations used in the manufacturing of the Products set forth on Schedule 2.01(b)(xii);
(xiii)    all claims, counterclaims, causes of action, choses in action, rights of recovery, and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of Intellectual Property, the right to use and recover for past infringements or misappropriations of Intellectual Property, and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any Intellectual Property) to the extent related to the items described in this Section 2.01(b) or not otherwise included in Purchased Assets under Section 2.01(a)(xvi);
(xiv)    all cells lines other than those described in Section 2.01(a)(xx), including the remaining portion of any cell line of which an aliquot thereof is included in the Purchased Assets pursuant to Section 2.01(a)(xx); and
(xv)    any real property or interest in real property other than the Transferred Real Property.

SECTION 2.02.    Assumption and Exclusion of Liabilities.
(a)    Assumed Liabilities. Upon the terms and subject to the conditions and exclusions set forth in this Agreement, at the Closing, Purchaser shall, or shall cause the applicable Designated Purchasers to, assume and satisfy, pay, perform and discharge when due the following Liabilities of the Asset Seller Entities, to the extent arising out of or relating to acts or omissions in the conduct of the Triage Business or ownership of the Purchased Assets, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Excluded Liabilities (all of the following Liabilities to be so assumed, satisfied or discharged being herein collectively called the “Assumed Liabilities”), and no Designated Purchaser or its Affiliates shall assume (by succession, transfer or assignment or otherwise) or have any responsibility for any other Liabilities of the Asset Seller Entities:
(i)    all Liabilities to the extent arising out of or relating to acts or omissions after the Closing in the conduct of the Triage Business or the ownership of the Purchased Assets from and after the Closing (except as expressly excluded pursuant to subclauses (1) and (2) of clause (ii) of this Section 2.02(a));
(ii)    (A) to the extent related to the Triage Business, all Liabilities arising after Closing to the extent arising out of or resulting from: (1) Exclusive Contracts included in the Purchased Assets under Section 2.01(a)(iv)(B), Section 2.01(a)(v)(A), Section 2.01(a)(vi) and Section 2.01(a)(xviii)(C)(i), and (2) Shared Contracts included in the Purchased Assets under Section 2.01(a)(iv)(A), Section 2.01(a)(v)(B), and Section 2.01(a)(xviii)(C)(ii), and (B) to the extent related to the leasing, maintenance, outfitting, or other operation of the Transferred Real Property, all Liabilities arising after Closing to the extent arising out of or resulting from Contracts included in the Purchased Assets under Section 2.01(a)(xxii), except in each case to the extent (1) arising out of or relating to the performance or nonperformance by any Asset Seller Entity of any obligation that was required to be performed or fulfilled by such Asset Seller Entity prior to the Closing or (2) attributable to the acts or omissions of any Asset Seller Entity prior to the Closing; and
(iii)    all Liabilities for or with respect to which Purchaser bears responsibility pursuant to Article VII or Article VIII.
(b)    Excluded Liabilities. After the Closing, Seller and its Affiliates shall retain (or, if necessary, expressly assume), and shall be responsible for paying, performing and discharging when due, all Liabilities of the Asset Seller Entities other than the Assumed Liabilities, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, including the following Liabilities (all of the foregoing, the “Excluded Liabilities”):
(i)    all Liabilities to the extent arising out of or relating to acts or omissions prior to the Closing in the conduct of the Triage Business or the ownership of the Purchased Assets prior to the Closing;
(ii)    all Indebtedness of the Asset Seller Entities;
(iii)    all Transaction Expenses;
(iv)    all Accounts Payables;
(v)    all Liabilities to the extent arising out of or relating to the Excluded Assets or the Excluded Businesses; and

(vi)    all Liabilities for or with respect to which Seller bears responsibility pursuant to Article VII or Article VIII.
SECTION 2.03.    Foreign Acquisition Agreements. The transfer of Purchased Assets or Assumed Liabilities in or to a jurisdiction in which local Laws require observance of specified formalities or procedures to legally effect a transfer of Purchased Assets or Assumed Liabilities will be effected pursuant to short-form acquisition agreements substantially in the form of the Assignment, Assumption and Bill of Sale, except for: (a) the deletion of provisions which are inapplicable to such Purchased Assets or Assumed Liabilities; (b) such changes as may be necessary to satisfy the requirements of applicable local Law; and (c) such changes as may be reasonably agreed upon in writing by Seller, Purchaser and Abbott (the “Foreign Acquisition Agreements”); provided, in each case that the Foreign Acquisition Agreements shall serve purely to effect and make enforceable vis-à-vis Third Parties the transfer of the legal and beneficial interest in and to the Purchased Assets and Assumed Liabilities and shall not have any significant effect on the value being received by any Designated Purchaser or any Asset Seller Entity, including the allocation of assets and Liabilities as between them, all of which shall be determined by this Agreement.
SECTION 2.04.    Non-Assignment; Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, deliver or assume a Purchased Asset or an Assumed Liability to the extent that a sale, assignment, transfer, conveyance, delivery or assumption thereof (i) would be prohibited by Law or (ii) would, without the Consent by any relevant Third Party, (A) constitute a breach or other contravention thereof or of any Contract related to the Triage Business or (B) be ineffective, void or voidable, in the case of each of clauses (A) and (B) unless and until such Consent is obtained.
(b)    If the Closing occurs and (i) the circumstances described in Section 2.04(a) exist or (ii) any Consent of a Governmental Authority that is required to permit a Designated Purchaser to place Products on the market in a particular jurisdiction under a Registration included within the Purchased Assets has not then been obtained and such jurisdiction is not a Deferred Asset Jurisdiction (which are the subject of Section 2.08), until the earlier of such time as such Consent is obtained and the first anniversary of the Closing Date, (A) Seller and Purchaser shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any such Consent required to: (x) sell, assign, transfer, convey or deliver (directly or indirectly) any Purchased Asset to Purchaser or another Designated Purchaser, and (y) obtain the unconditional release of the Asset Seller Entities and their respective Affiliates so that Purchaser or another Designated Purchaser shall be solely responsible for the Assumed Liabilities; provided, that (1) nothing in this Agreement shall obligate or in any way require the Asset Seller Entities, Abbott or any of their respective Affiliates to expend money, commence any Action or offer or grant any material accommodation (financial or otherwise) to any Third Party in connection with obtaining any Consent to transfer any Purchased Asset and (2) costs to obtain subscriptions, software as a service or software or information technology licenses shall not be deemed a cost to obtain Consent, and Purchaser shall be solely responsible for the cost of any such subscriptions, software as a service or software or information technology licenses for the operation of the Triage Business or ownership of the Purchased Assets following Closing, including those included within, or related to Information Technology Assets included within, the Purchased Assets under Section 2.01(a)(xviii), and (B) pending such Consent and continuing until the earlier of (1) the receipt of such Consent and (2) the first anniversary of the Closing Date, Seller and Purchaser will put in place any lawful arrangement, the content of which shall be reasonably acceptable to Purchaser and Abbott (with any appropriate “firewalls” or similar procedures required under applicable Competition Laws), intended to provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Asset and the burdens and costs of any such Assumed Liability (including by means of any agency, contract manufacturing, distribution, supply, subcontracting, sublicensing or subleasing arrangement). Seller shall pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by Seller or its Affiliates with respect to any such Purchased Assets (net of any Assumed Liabilities, Taxes or any other reasonable out-of-pocket costs imposed upon or incurred by Seller or any of its Affiliates in connection with the arrangements contemplated by this Section 2.04(b)). Once a required Consent for the sale, assignment, conveyance, assumption, transfer and delivery of a Purchased Asset is obtained, Seller will promptly transfer such Purchased Asset or Assumed Liability to Purchaser or another Designated Purchaser at no additional cost to Purchaser in accordance with the terms of this Agreement.
(c)    Without limiting the provisions of Section 2.04(a) and 2.04(b), any Shared Contract to be assigned, transferred or conveyed in accordance with Section 2.01(a) shall, to the extent commercially reasonable, be separated as of the Closing, so that each of Purchaser and Seller or their respective Affiliates shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses (with respect to Purchaser, from and after the Closing). The Parties shall cooperate with each other to effect such separation. The costs to effect such separation shall be borne equally by Seller and Purchaser; provided that (A) Purchaser shall be solely responsible for the costs of any subscriptions, software as a service or software or information technology licenses for the operation of the Triage Business or ownership of the Purchased Assets following Closing, and (B) Seller shall be solely responsible for the costs of any subscriptions, software as a service or software or information technology licenses not related to the operation of the Triage Business or ownership of the Purchased Assets following Closing. If any Shared Contract cannot be so separated, Seller and Purchaser shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to cause, for the period after the Closing and for the duration of the then-current term after the Closing (i) the rights and benefits under each Shared Contract to the extent relating to the Triage Business to be enjoyed by the applicable Designated Purchaser, (ii) the Liabilities under each Shared Contract to the extent constituting an Assumed Liability and relating to the Triage Business to be borne by the applicable Designated Purchaser, (iii) the rights and benefits under each Shared Contract to the extent related to the Excluded Businesses to be enjoyed by the applicable Asset Seller Entity, and (iv) the Liabilities under each Shared Contract to the extent constituting an Excluded Liability or related to the Excluded Businesses to be borne by the applicable Asset Seller Entity. Seller shall use commercially reasonable efforts to enforce, at the request (and for the benefit and burden) of Purchaser, any rights of any Asset Seller Entity, as applicable, arising from the portion of any Shared Contract that is not assigned or transferred to the applicable Designated Purchaser to the extent such rights are related to the Triage Business.
SECTION 2.05.    Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser, on behalf of itself and the other Designated Purchasers, shall (a) pay to Seller, on behalf of the Asset Seller Entities, an aggregate purchase price for the Purchased Assets in an amount in cash equal to $400,000,000 (the “Initial Purchase Price”) and (b) assume the Assumed Liabilities (together with the Initial Purchase Price, the “Purchase Price”). The Initial Purchase Price shall be paid in Dollars at the Closing by wire transfer in immediately available funds to a bank account or accounts designated in writing by Seller no later than three (3) Business Days prior to the Closing Date. Notwithstanding anything to the contrary herein, if any portion of the Initial Purchase Price is required under applicable Law to be paid in a Foreign Currency or to a specific Asset Seller Entity, the applicable Dollar amount (as allocated pursuant to Section 2.06) shall be converted into the applicable Foreign Currency at the Exchange Rate in effect three (3) Business Days prior to the Closing and paid by Purchaser or another Designated Purchaser to the applicable Asset Seller Entity by wire transfer to one (1) or more bank accounts designated at least three (3) Business Days prior to the Closing Date in writing by Seller in lieu of the payment of such portion of the Initial Purchase Price in Dollars pursuant to this Section 2.05.
SECTION 2.06.    Purchase Price Allocation.
(a)    As soon as practicable after the date of this Agreement, Seller shall prepare and deliver to Purchaser a proposed allocation of the Purchase Price by country based on an estimate of the fair market values of the Purchased Assets and, if required by applicable Law, an allocation by asset category within a particular country (together the “Estimated Allocation”). Subject to Section 6.04(a), during the fifteen (15) day period following delivery of the Estimated Allocation, Seller shall make its Representatives reasonably and timely available to Purchaser, Abbott and their respective Representatives to discuss the Estimated Allocation. The Estimated Allocation shall be prepared in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If Purchaser does not deliver written notice of any dispute (an “Allocation Dispute Notice”) within fifteen (15) days after receipt of the Estimated Allocation, the Estimated Allocation shall be deemed the Final Allocation for all purposes hereunder. Prior to the end of such fifteen (15) day period, Purchaser may accept the Estimated Allocation by delivering written notice to that effect to Seller and Abbott, in which case the Estimated Allocation shall be deemed the Final Allocation for all purposes hereunder when such notice is given. If Purchaser delivers an Allocation Dispute Notice within such fifteen (15) day period, the Parties and Abbott shall use reasonable best efforts to resolve such dispute during the thirty (30) day period following Seller’s receipt of the Allocation Dispute Notice from Purchaser. If the Parties and Abbott do not agree upon a final resolution with respect to the Estimated Allocation within such fifteen (15) day period, then the Estimated Allocation shall be submitted immediately to an internationally recognized, independent accounting or valuation firm reasonably acceptable to the Parties and Abbott (the “Allocation Firm”). The Allocation Firm shall be requested to render a determination of the applicable dispute within fifteen (15) days after referral of the matter to such Allocation Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Allocation Firm shall be final and binding, absent manifest error. Any fees payable to the Allocation Firm shall be borne equally by Seller and Purchaser. The Estimated Allocation accepted by the Parties and Abbott or determined by the Allocation Firm, as the case may be, shall be the “Final Allocation”. The Final Allocation shall be done at arm’s length based upon a good faith determination of fair market value.
(b)    Except as otherwise provided in this Agreement, each of Seller and Purchaser and each of their respective Affiliates shall be bound by the Final Allocation for purposes of determining any Taxes related to the transfer of the Purchased Assets. Seller and Purchaser shall prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with the Final Allocation. Except as otherwise provided in this Agreement, none of Seller, Purchaser or their respective Affiliates shall take any position inconsistent with the Final Allocation in any Tax Return, in any Tax refund claim, in any Action or otherwise unless required by a final determination by an applicable Governmental Authority. If any Party, or any Affiliate of any Party, receives notice from any Governmental Authority that such Governmental Authority is disputing the Final Allocation, such Party shall promptly notify the other Party, and Seller and Purchaser agree to use their reasonable best efforts to defend such Final Allocation in any Action.
SECTION 2.07.    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Suite 5000, Chicago, Illinois 60601, at 9:00 a.m., Chicago time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties and Abbott set forth in

Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other time or on such other date as the Parties and Abbott may mutually agree upon in writing (the “Closing Date”). Subject to Section 2.08, for the purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 A.M. local time in each applicable jurisdiction on the Closing Date.
SECTION 2.08.    Deferred Asset Transfers.
(a)    If (i) any Consent of a Governmental Authority required to (A) consummate the sale of the Purchased Assets or assumption of the Assumed Liabilities in any applicable jurisdiction, or (B) permit a Designated Purchaser to place Products on the market in a particular jurisdiction under a Registration included within the Purchased Assets has not been obtained at the time of the Closing, (ii) despite the exercise by Purchaser of its reasonable best efforts, the applicable Designated Purchaser (A) is not fully formed, organized or incorporated, or (B) in any applicable jurisdiction has not received the Governmental Authorizations or Registrations necessary for the conduct of the Triage Business in such jurisdiction prior to the Closing Date or (iii) any Governmental Authority in an applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any Judgment (whether temporary, preliminary or permanent) that has the effect of making the portion of the Transactions contemplated in such jurisdiction illegal or otherwise prohibiting the consummation of such Transactions in such jurisdiction that is continuing as of the Closing Date (each such jurisdiction, a “Deferred Asset Jurisdiction”), then the Parties shall, in accordance with this Section 2.08(a) and Section 2.08(b), defer (to the extent permitted under applicable Law) the consummation of the portion of the Transactions contemplated in such Deferred Asset Jurisdiction solely with respect to the Purchased Assets and Assumed Liabilities in respect of such Deferred Asset Jurisdiction (such items for each Deferred Asset Jurisdiction, the “Deferred Assets and Liabilities”); provided, however, that the Parties shall have no obligation to consummate the Transactions if any of the conditions set forth in Section 9.01, in the case of Purchaser, or Section 9.02, in the case of Seller, shall not have been satisfied or waived by such Party.
(b)    From and after the Closing, and until such time as the applicable Deferred Assets and Liabilities have been transferred to Purchaser pursuant to Section 2.08(c) (each, a “Deferred Transfer Closing”), such Deferred Assets and Liabilities will be held for Purchaser’s benefit and account and will be managed and operated by the applicable Asset Seller Entity(ies) for the benefit and account of the applicable Designated Purchaser, with all gains, income, Losses, Taxes and Tax benefits or other items generated thereby to be for the account of the applicable Designated Purchaser. Seller and Purchaser will use their respective reasonable best efforts to allow the applicable Designated Purchaser to receive the uninterrupted use and benefit of any Deferred Assets and Liabilities from the Closing Date to the date of its Deferred Transfer Closing. Except as otherwise contemplated by this Section 2.08 or the other provisions of this Agreement, to the extent permitted under applicable Law, until the applicable Deferred Transfer Closing occurs, Seller will conduct the Triage Business in such Deferred Asset Jurisdiction in accordance with the reasonable and lawful instructions of Purchaser and its Affiliates and, except to the extent resulting from or arising out of the gross negligence or willful misconduct of or violation of Law by Seller or its Affiliates, Purchaser shall defend and indemnify the Seller Indemnitees and save and hold each of them harmless against any Losses incurred, sustained or suffered by them arising out of or as a result of the performance by Seller and its Affiliates of its and their respective obligations under this Section 2.08 in respect of any Deferred Assets and Liabilities from and after the Closing until the applicable Deferred Transfer Closing in accordance with the terms and provisions of this Section 2.08.

(c)    The Deferred Transfer Closing of any Deferred Assets and Liabilities shall occur as promptly as is reasonably practicable after receipt of all applicable required Consents, completion of the formation, organization or incorporation of the applicable Designated Purchaser (and the receipt of necessary Governmental Authorizations and Registrations), the resolution of all applicable Judgments and the expiration of all mandatory waiting periods, or at such time as the Parties may mutually agree upon in writing. For purposes of Sections 2.01(a), 2.02, 2.04, 2.09(a), 2.10(b), 6.02, 6.04(a), 6.11, and 7.02(d), the instance of “Closing” in the last sentence of Section 1.03(a), the instance of “Closing” in the second sentence of Section 2.07, and the instances of “Closing” in the last two (2) sentences of Section 7.02(c), to the extent applicable in connection with any Deferred Asset Jurisdiction, all references to the Closing or the Closing Date shall be deemed to be references to the applicable Deferred Transfer Closing and the date thereof.
SECTION 2.09.    Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to the applicable Designated Purchaser:
(a)    executed counterparts of each Ancillary Agreement to which any Asset Seller Entity is a party and such other instruments, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser or necessary under applicable Law to effect the transfer of the Purchased Assets to the Designated Purchasers, in each case duly executed by the Asset Seller Entities, as applicable; and
(b)    the certificate required by Section 9.01(a).
SECTION 2.10.    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the applicable Asset Seller Entity:
(a)    the Initial Purchase Price in the manner specified by Section 2.05;
(b)    executed counterparts of each Ancillary Agreement to which any Designated Purchaser is a party and such other instruments, in form and substance reasonably satisfactory to Seller or Abbott, as may be reasonably requested by Seller or Abbott or necessary under applicable Law to effect the assumption by the applicable Designated Purchasers of the Assumed Liabilities; and
(c)    the certificate required by Section 9.02(a).
SECTION 2.11.    Transferred Inventory Determination and Adjustment.
(a)    As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a good faith calculation of the aggregate value of the Transferred Inventory, calculated as of immediately prior to the Closing in accordance with the Accounting Methodologies and in a manner consistent with the preparation of the “Inventory, net” item set forth in the Reference Balance Sheet (the “Transferred Inventory Calculation”).
(b)    After receipt of the Transferred Inventory Calculation, Seller shall have sixty (60) days to review the Transferred Inventory Calculation, together with the work papers used in the preparation thereof and the other written documentation supporting the basis of Purchaser’s determination of the Transferred Inventory Calculation. During such sixty (60) day period, Purchaser shall, and shall cause each of its Affiliates to, upon reasonable advance notice, provide Seller and its Affiliates and their respective Representatives with reasonable access during normal business hours and without unreasonable interference with Purchaser and its

Affiliates’ operations to the books, records and employees engaged in financial accounting and related functions for the Triage Business as may be reasonably necessary for Seller and its Affiliates and their respective Representatives to evaluate the Transferred Inventory Calculation and, if applicable, prepare written notice of any dispute regarding the Transferred Inventory Calculation (a “Dispute Notice”). If Seller does not deliver a Dispute Notice to Purchaser within sixty (60) days after receipt of the Transferred Inventory Calculation, the Transferred Inventory Calculation shall be deemed the Final Transferred Inventory for all purposes hereunder. Prior to the end of such sixty (60) day period, Seller may accept the Transferred Inventory Calculation by delivering written notice to that effect to Purchaser, in which case the Transferred Inventory Calculation shall be deemed the Final Transferred Inventory for all purposes hereunder when such notice is given. If Seller delivers a Dispute Notice to Purchaser within such sixty (60) day period, Seller and Purchaser shall use reasonable best efforts to resolve such dispute during the thirty (30) day period commencing on the date Purchaser receives the Dispute Notice from Seller. Any Dispute Notice delivered pursuant to this Section 2.11(b) shall specify in reasonable detail the nature and amount of any disagreements. If Seller and Purchaser do not agree upon a final resolution with respect to any items included in the Dispute Notice within such thirty (30) day period, then the remaining items in dispute shall be submitted immediately to an internationally or nationally recognized independent accounting firm reasonably acceptable to Seller and Purchaser (the “Consultant”). Within thirty (30) days after the Consultant’s selection, the Consultant shall make a final determination in accordance with the Accounting Methodologies and the terms and definitions of this Agreement and based solely on the written submissions of the Parties of the appropriate amount of each of the matters that remain in dispute, which determination shall be final and binding on the Parties, absent manifest error; provided that the Consultant shall under no circumstances be permitted to resolve any disputes (i) with respect to any matter other than the matters indicated in the Dispute Notice that remain in dispute or (ii) regarding the scope of the disputes to be resolved by the Consultant pursuant to this Section 2.11, which such disputes shall in all cases be resolved in accordance with, and subject to the limitations of, Section 12.06 and Section 12.08. Purchaser and Seller shall make their respective financial records, to the extent related to the calculation of the aggregate value of the Transferred Inventory, reasonably available to the Consultant in connection with such determination. With respect to each disputed matter, the determination by the Consultant pursuant to this Section 2.11, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Dispute Notice or by Purchaser in the Transferred Inventory Calculation with respect to such disputed matter. The dispute resolution under this Section 2.11 shall constitute an expert determination under New York CPLR Article 76. Any fees payable to the Consultant shall be borne equally by Seller on the one hand, and Purchaser on the other hand. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Consultant shall be borne by the Party incurring such cost or expense. Seller and Purchaser shall revise the Transferred Inventory Calculation to reflect the resolution of any disputes with respect thereto pursuant to this Section 2.11 and, as so revised, such Transferred Inventory Calculation shall be deemed to set forth the final aggregate value of the Transferred Inventory (the “Final Transferred Inventory”) for all purposes hereunder.
(c)    If the Final Transferred Inventory is less than $28,000,000, then Seller shall pay to Purchaser within ten (10) Business Days after the determination of the Final Transferred Inventory pursuant to Section 2.11(b) an amount equal to the absolute value of such deficit by wire transfer of immediately available funds in Dollars to an account designated in writing by Purchaser. If the Final Transferred Inventory is greater than $31,000,000, Purchaser shall pay to Seller within ten (10) Business Days after the determination of the Final Transferred Inventory pursuant to Section 2.11(b) the amount of such excess by wire transfer of immediately available funds in Dollars to an account designated in writing by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF ABBOTT
Abbott represents and warrants to Purchaser that:
SECTION 3.01.    Organization; Standing. Abbott is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois.
SECTION 3.02.    Corporate Authorization; Noncontravention.
(a)    Abbott has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the Consents required for the Merger Transaction and the other transactions contemplated by the Merger Agreement, to consummate the Transactions to the extent applicable to Abbott. The execution, delivery and performance by Abbott of this Agreement, and the consummation by it of the Transactions to the extent applicable to Abbott, have been duly authorized by all necessary corporate action on the part of Abbott. This Agreement has been duly executed and delivered by Abbott and, assuming due authorization, execution and delivery hereof by the Parties, constitutes a legal, valid and binding obligation of Abbott, enforceable against Abbott in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)    Neither the execution and delivery of this Agreement by Abbott, nor the consummation by it of the Transactions to the extent applicable to Abbott, nor performance or compliance by Abbott with any of the terms or provisions hereof applicable to Abbott, will, subject to the receipt of the Consents required to consummate the Merger Transaction as set forth in the Merger Agreement, (i) conflict with or violate any provision of the organizational documents of Abbott, or (ii) assuming the Consents and other filings referred to in Section 4.03 are made or obtained (including the termination or expiration prior to the Closing of any applicable waiting periods), violate any Law or Judgment applicable to Abbott.
SECTION 3.03.    Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Abbott, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.
SECTION 3.04.    Brokers and Other Advisors. Except for Evercore Partners Inc., the fees and expenses of which will be paid by Abbott, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Abbott or any of its Subsidiaries.
SECTION 3.05.    No Other Representations or Warranties. Except for the representations and warranties made by Abbott in this Article III, Abbott makes no other express or implied representation or warranty with respect to Abbott or its Affiliates. None of Abbott, its Affiliates or its or their respective Representatives makes or has made any express or implied representation or warranty with respect to any Asset Seller Entity, the Purchased Assets or the Triage Business (including operations, properties, assets, Liabilities, conditions (financial or otherwise) or prospects), or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Triage Business, notwithstanding any delivery or disclosure to Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, none of Abbott, its Affiliates or its or their respective Representatives makes or has made any express or implied representation or warranty to Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or other information relating to the Triage Business or (b) any oral or written information presented to Purchaser or any of its Representatives in the course of their due diligence investigation of the Triage Business, the negotiation of this Agreement or the course of the Transactions.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF SELLER
Seller represents and warrants to Purchaser that, except as (A) set forth in the Seller Disclosure Letter (it being understood that any information, item or matter set forth on one section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Seller after January 1, 2016 and publicly available prior to the date hereof (the “Filed SEC Documents”), to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to the Triage Business, and other than any risk factor disclosures (other than statements of historical fact) in any such Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents:
SECTION 4.01.    Organization; Standing.
(a)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Purchased Assets owned by Seller and to carry on the Triage Business as currently conducted by Seller. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the ownership of the Purchased Assets owned by Seller or the conduct of the Triage Business as currently conducted by Seller makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Asset Seller Entity (other than Seller) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except to the extent that the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Asset Seller Entity (other than Seller) has all requisite corporate or limited liability company power to own, lease and operate the Purchased Assets owned by such Asset Seller Entity and to carry on the Triage Business as currently conducted by such Asset Seller Entity. Each Asset Seller Entity (other than Seller) is duly qualified or licensed as a foreign entity to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the ownership of the Purchased Assets owned by such Asset Seller Entity or the conduct of the Triage Business as currently conducted by such Asset Seller Entity makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 4.02.    Corporate Authorization; Noncontravention.
(a)    Seller has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the Consents required for the Merger Transaction and the other transactions contemplated by the Merger Agreement, to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Purchaser and Abbott, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(b)    Each Asset Seller Entity has all necessary corporate or limited liability company power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder and, subject to the Consents required for the Merger Transaction and the other transactions contemplated by the Merger Agreement, to consummate the transactions contemplated thereby. The execution, delivery and performance by each Asset Seller Entity of each Ancillary Agreement to which it will be a party, and the consummation by each such entity of the transactions contemplated thereby, have been duly authorized by all necessary corporate or limited liability company action on the part of each Asset Seller Entity. Each Ancillary Agreement, assuming due authorization, execution and delivery thereof by the other parties thereto (other than any other Asset Seller Entity), will constitute a legal, valid and binding obligation of each Asset Seller Entity (to the extent a party thereto) enforceable against each Asset Seller Entity (to the extent a party thereto) in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(c)    The execution and delivery of this Agreement by Seller, the execution and delivery of each of the Ancillary Agreements by each Asset Seller Entity that will be a party thereto, the consummation by the Asset Seller Entities of the Transactions, the performance and compliance by Seller with any of the terms or provisions hereof, and the performance and compliance by each Asset Seller Entity with any of the terms or provisions of each Ancillary Agreement to which it will be a party, will not, subject to the receipt of the Consents required to consummate the Merger Transaction as set forth in the Merger Agreement, (i) conflict with or violate any provision of (A) the Seller Charter Documents or (B) the equivalent organizational documents of any other Asset Seller Entity, (ii) assuming the Consents and other filings referred to in Section 4.03 are made or obtained (including the termination or expiration prior to the Closing of any applicable waiting periods), violate any Law or Judgment applicable to any Asset Seller Entity (to the extent related to the Triage Business or the Transactions), the Triage Business or any of the Purchased Assets, or by which any Asset Seller Entity (to the extent related to the Triage Business or the Transactions), the Triage Business or any of the Purchased Assets may be bound or affected, (iii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms or provisions of, any Contract to which any Asset Seller Entity is a party to the extent related to the Triage Business, the Transactions or any of the Purchased Assets, or accelerate any Asset Seller Entity’s obligations under any such Contract to the extent applicable to the Triage Business or the Transactions or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets, except, in the case of clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, in the case of clauses (ii) or (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business.
SECTION 4.03.    Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), (b) compliance with the rules and regulations of the New York Stock Exchange, (c) the Consents and other filings required in connection with the Merger Transaction or the Other Transactions, (d) Consents and other filings required under, and compliance with other applicable requirements of Competition Laws, including the Merger Clearances, and (e) compliance with any applicable state securities or blue sky laws, no Consent of any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller and the Ancillary Agreements by the Asset Seller Entities that will be parties thereto, the performance by Seller of its obligations hereunder and by the Asset Seller Entities of their obligations thereunder, and the consummation by the Asset Seller Entities of the Transactions, other than such other Consents and other filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 4.04.    Financial Statements; Undisclosed Liabilities.
(a)    Attached as Section 4.04(a) of the Seller Disclosure Letter are (i) the unaudited special purpose statement of net assets of the Triage Business as of December 31, 2016 (the “Reference Balance Sheet”), (ii) the related special purpose statement of revenues and expenses of the Triage Business for the fiscal year then ended, (iii) the unaudited special purpose statement of net assets of the Triage Business as of March 31, 2016 and 2017 (the later of which is the “Interim Balance Sheet”), (iv) the related special purpose statement of revenues and expenses of the Triage Business for the fiscal quarters then ended and (v) the unaudited net revenue, gross profit, R&D, SG&A, Operating Earnings, Depreciation and EBITDA for the Triage Business for the fiscal year ended December 31, 2016 (the “2016 P&L Information”)

(items (i) through (v), collectively, the “Financial Statements”). The Financial Statements have been prepared from the books of account and other financial records of the Triage Business in accordance with the Accounting Methodologies applied on a consistent basis. The special purpose statements of revenues and expenses and the 2016 P&L Information included in the Financial Statements present fairly in all material respects the revenues and expenses, and profit and loss information, of the Triage Business for the periods covered thereby, and the Reference Balance Sheet, the March 31, 2016 statement of net assets and the Interim Balance Sheet each present fairly in all material respects the accounts of the Triage Business set forth thereon as of its date, in each case in accordance with the Accounting Methodologies applied on a consistent basis; provided, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Triage Business has not operated as a separate standalone entity and therefore the Financial Statements do not include all of the costs necessary for the Triage Business to operate as a separate standalone entity.
(b)    The financial statements to be delivered under Section 6.14 (the “SEC Financial Statements”), at the time of delivery, (i) will have been prepared from the books of account and other financial records of the Triage Business in accordance with GAAP applied on a consistent basis, (ii) the statements of revenues and direct expenses included in the SEC Financial Statements will present fairly in all material respects the revenues and direct expenses of the Triage Business for the period covered thereby, and the statement of assets acquired and Liabilities assumed contained therein shall each present fairly in all material respects the accounts of the Triage Business set forth thereon as of its date, in each case in accordance with GAAP applied on a consistent basis.
(c)    The Triage Business does not have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in the Financial Statements prepared in accordance with the Accounting Methodologies except Liabilities (i) constituting, or that would constitute, Excluded Liabilities, (ii) reflected or reserved against in the Reference Balance Sheet (or the notes thereto) or Interim Balance Sheet, (iii) incurred after the date of the Reference Balance Sheet or Interim Balance Sheet in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Triage Business, (iv) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (v) as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business.
SECTION 4.05.    Absence of Certain Changes. Since the date of the Interim Balance Sheet, except for the performance of the Merger Agreement, execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by the Merger Agreement or this Agreement, (a) through the date of this Agreement, the Triage Business has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (c) there has not been any act or omission that, if such act or omission occurred following the execution of this Agreement, would have resulted in a breach of Section 6.01.
SECTION 4.06.    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, as of the date of this Agreement there is, and since January 1, 2016 there has been, no (a) pending or, to the Knowledge of Seller, threatened legal or administrative proceeding, suit, claim, audit, investigation, arbitration, mediation or action (an “Action”) against Seller or any other Asset Seller Entity, in each case, with respect to or relating to the Triage Business, or (b) outstanding or, to the Knowledge of Seller, threatened order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon Seller or any Asset Seller Entity, in each case, with respect to or relating to the Triage Business. Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Seller to carry out its obligations under this Agreement and to consummate the Transactions, as of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.
SECTION 4.07.    Compliance with Laws; Governmental Authorizations. Solely with respect to the Triage Business, Seller and each other Asset Seller Entity are, and have been since January 1, 2015, in compliance with all state, federal, local, national, foreign or multinational laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments applicable to the Asset Seller Entities, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business. Seller and each other Asset Seller Entity hold all Governmental Authorizations necessary for the lawful conduct of the Triage Business as presently conducted, and Seller and each other Asset Seller Entity are, and have been since January 1, 2015, in compliance with all such Governmental Authorizations, except where the failure to hold the same or be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business. Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, Seller, each other Asset Seller Entity and each of its and their directors, officers and employees and, to the Knowledge of Seller, each of its and their other agents acting on its or their behalf, is and has been since January 1, 2015 in compliance with (a) the Foreign Corrupt Practices Act of 1977 and (b) any rules and regulations promulgated thereunder with respect to the Triage Business. This Section 4.07 does not relate to compliance with Laws or Governmental Authorizations to the extent relating to Tax matters, which are the subject of Section 4.08, employee benefits, which are the subject of Section 4.09, labor matters, which are the subject of Section 4.10, environmental matters, which are the subject of Section 4.11, Intellectual Property matters, which are the subject of Section 4.12, or compliance with (i) the rules or regulations of the FDA or any comparable Healthcare Regulatory Authority having jurisdiction over the Asset Seller Entities or (ii) matters the subject of Food and Drug Laws and Health Care Laws, which are the subject of Section 4.15.
SECTION 4.08.    Tax Matters.
(a)    All material Tax Returns required by applicable Law to have been filed with any Governmental Authority in connection with the Triage Business, have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects.
(b)    All material Taxes in respect of the Triage Business (whether or not shown to be due on any Tax Return) have been timely paid.
(c)    There are no Liens for Taxes on the Purchased Assets other than Permitted Liens.
SECTION 4.09.    Employees and Employee Benefits.
(a)    Seller has made available to Purchaser a true and complete list setting forth, as of two (2) Business Days before the date of this Agreement, (i) for each Triage Business Employee, such employee’s name, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity (the “Triage Business Employee List”), and (ii) for each independent contractor that is an individual primarily engaged to provide services to the

Triage Business, such contractor’s name, duties, date of retention and rate of compensation (the “Triage Independent Contractor List”).
(b)    Section 4.09(b) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Seller Plan. With respect to each material Seller Plan, Seller has made available to Purchaser true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that Seller or any of its Subsidiaries is prohibited from making available to Purchaser as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by Seller, (iv) the most recent summary plan description, and (v) each insurance or group annuity contract or other funding vehicle.
(c)    Each Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Seller Plan, except where such loss of qualification status would not reasonably be expected to be material to the Triage Business.
(d)    No Seller Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Seller Plan provides benefits or coverage in the nature of health, life or disability insurance or similar benefits following retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).
(e)    Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Triage Business Employee under any Seller Plan, (ii) cause Seller or any of its Subsidiaries to transfer or set aside any assets to fund any benefits for any Triage Business Employee, (iii) result in any Triage Business Employee who is a “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code) or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Seller Plan on or following the Closing. No Seller Plan provides for the gross-up or reimbursement of Taxes for any Triage Business Employee under Sections 4999 or 409A of the Code, or otherwise.
SECTION 4.10.    Labor Matters.
(a)    No Asset Seller Entity is a party to, or is bound by, any collective bargaining agreement or other Contract or arrangement with a labor organization or labor union covering any Triage Business Employee (each, a “Labor Agreement”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, as of the date of this Agreement and since January 1, 2016, (i) there is and has been no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of Seller, threatened against any Asset Seller Entity relating to any Triage Business Employee, (ii) there are and have been no activities or proceedings of any labor organization to organize any Triage Business Employee and no demand for recognition as the exclusive bargaining representative of any Triage Business Employees has been made by or on behalf of any labor or similar organization, and (iii) there is and has been no pending or, to the Knowledge of Seller, threatened strike, lockout, slowdown, or work stoppage by or with respect to the Triage Business Employees and during the last three (3) years there has not been any such action contemplated by the foregoing.
(b)    Except as would not reasonably be expected to be material to the Triage Business, with respect to the Triage Business Employees, Seller and each other Asset Seller Entity are, and have been since January 1, 2015, in compliance with all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, classification and occupational safety and health.
SECTION 4.11.    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, each Asset Seller Entity is in compliance with all applicable Laws and Judgments relating to pollution or the protection of the environment or natural resources (“Environmental Laws”) relating to the Triage Business, and neither Seller nor any other Asset Seller Entity or any Affiliate thereof has received any written notice since January 1, 2015 alleging that it is in violation of, or has Liability under, any Environmental Law relating to the Triage Business.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, the Asset Seller Entities conducting the Triage Business possess and are in compliance with all Governmental Authorizations required under Environmental Laws for the operation of the Triage Business (“Environmental Permits”).
(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, (i) there is no Action under or pursuant to any Environmental Law or any Environmental Permit that is pending or, to the Knowledge of Seller, threatened in writing against any Asset Seller Entity relating to the Triage Business, and (ii) neither Seller nor any other Asset Seller Entity has become subject to any Judgment imposed by any Governmental Authority relating to the Triage Business under which there are uncompleted, outstanding or unresolved obligations on the part of Seller or such Asset Seller Entity, as applicable, arising under Environmental Laws.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.11 and in Section 4.04 and Section 4.05 shall be the sole and exclusive representations and warranties made by Seller with respect to Environmental Laws or other environmental matters.
SECTION 4.12.    Intellectual Property.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, the Asset Seller Entities own all of the Transferred Intellectual Property that is Registered free and clear of all Liens (other than Permitted Liens).

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, all of the Transferred Intellectual Property that is Registered is subsisting and valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, (i) the Asset Seller Entities own or have sufficient rights to use all Transferred Intellectual Property free and clear of all Liens (other than Permitted Liens), and (ii) the Asset Seller Entities have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non-public information relating to Transferred Intellectual Property material to the Triage Business; provided; however, that nothing in this Section 4.12(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 4.12(d).
(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, no claims or other Actions are pending or, to the Knowledge of Seller, threatened in writing, and since January 1, 2015, no Asset Seller Entity has received any written notice or claim (i) challenging the ownership, validity or use by any Asset Seller Entity of any Transferred Intellectual Property, or (ii) alleging that any Asset Seller Entity is infringing, misappropriating or otherwise violating the Intellectual Property of any Person in the operation of the Triage Business.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, since January 1, 2015, (i) to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated the rights of any Asset Seller Entity in any Transferred Intellectual Property, and no Asset Seller Entity has sent any written notice to or written threat against any Person alleging such infringement, misappropriation or violation and (ii) the operation of the Triage Business has not violated, misappropriated or infringed the Intellectual Property of any other Person.
SECTION 4.13.    Assets; Real and Personal Property; Inventory.
(a)    The Asset Seller Entities own and have good and marketable title to, or have a valid leasehold interest in, all of the tangible assets included within the Purchased Assets, free and clear of all Liens, except for Permitted Encumbrances.
(b)    Alere San Diego, Inc. is the sole and exclusive owner of and has good and marketable title in fee simple to the Transferred Real Property, free and clear of all Liens (other than Permitted Encumbrances).
(c)    With respect to the Transferred Real Property:
(i)    there are no subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy thereof, and there is no Person (other than the Asset Seller Entities) in possession thereof; and
(ii)    there is no pending or, to the Knowledge of Seller, threatened appropriation, condemnation or similar action affecting the Transferred Real Property and there has been no material destruction, damage or casualty with respect to the Transferred Real Property.
(d)    Assuming all required Consents of Third Parties have been obtained and except for (i) any employees providing services to the Triage Business other than the Transferred Employees, (ii) cash and Cash Equivalents, (iii) the properties and assets to be used by Seller and its Affiliates in fulfillment of their obligations under the Ancillary Agreements, and (iv) any services made available to Purchaser and its Affiliates pursuant to any Ancillary Agreement, the Purchased Assets constitute, in all material respects, the assets, properties and rights used in the conduct of the Triage Business as presently conducted or used as of the date of this Agreement in the Development Projects set forth on Schedule 2.01(a)(x).
(e)    Except as would not reasonably be expected to be material to the Triage Business, all of the items of tangible personal property included within the Purchased Assets have been maintained in accordance with past practice of the Triage Business.
SECTION 4.14.    Material Contracts.
(a)    Section 4.14(a) of the Seller Disclosure Letter sets forth all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any of the following Contracts (regardless of whether such Contract is a Shared Contract or an Exclusive Contract) included within the Purchased Assets (assuming receipt of all Consents under Section 2.04) or under which there exist Assumed Liabilities or by which the Triage Business or any Purchased Asset is bound:
(i)    any Contract with respect to a joint venture, partnership or other similar arrangement involving the Triage Business or that relates to the formation, creation, governance, economics or control of any such joint venture, partnership or other similar arrangement;
(ii)    any Contract pursuant to which an Asset Seller Entity is the lessee or lessor of or holds (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involved aggregate payments in connection with the conduct of the Triage Business in excess of $250,000 during the fiscal year ended December 31, 2016;
(iii)    any Contract that relates to the acquisition or disposition of any assets or properties used primarily in the Triage Business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to any Asset Seller Entity of more than $500,000 remain outstanding as of the date hereof, or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to any Asset Seller Entity of more than $500,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Triage Business);
(iv)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets which provided for aggregate payments by any Asset Seller Entity for the Triage Business of more than $250,000 during the fiscal year ended December 31, 2016;
(v)    any Contract with a customer of the Triage Business, including distributors, which provided for aggregate payments to the Asset Seller Entities related to the Triage Business of more than $500,000 during the fiscal year ended December 31, 2016; and
(vi)    any license, royalty or similar Contract with respect to Transferred Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by an Asset Seller Entity in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Triage Business) which (A) involved payments by or to the Asset Seller Entities in connection with the conduct of the Triage Business of more than $250,000 during the fiscal year ended December 31, 2016 or (B) provides an exclusive license of any Transferred Intellectual Property that cannot be cancelled by the applicable Asset Seller Entity (1) without penalty or further payment and (2) without more than ninety (90) days’ notice.
(b)    Seller has made available to Purchaser a complete and accurate copy of each Material Contract, subject in each case to the redaction by Seller of any information not related to the Triage Business. Subject to Section 2.04 and except as would not reasonably be expected to be material to the Triage Business: (i) each Material Contract is valid and binding on the Asset Seller Entities to the extent such Person is a party thereto, as applicable, and, to the Knowledge of Seller, each other party thereto, (ii) each Material Contract is in full force and effect, (iii) each of the Asset Seller Entities, and, to the Knowledge of Seller, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract, (iv) no Asset Seller Entity has received written notice of the existence of any material breach or default on the part of such Asset Seller Entity under any Material Contract, (v) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a material default on the part of any Asset Seller Entity, or to the Knowledge of Seller, any counterparty under such Material Contract, and (vi) Seller has not received any notice in writing from any Person that such Person intends to terminate, amend in a manner adverse to the Triage Business, or not renew, any Material Contract.
SECTION 4.15.    Regulatory Compliance.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, the Asset Seller Entities are and have been, since January 1, 2015, in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), Section 402(j) of the Public Health Service Act (42 U.S.C. § 282(j)), the rules and regulations enforced by the United States Food and Drug Administration (the “FDA”) or comparable Governmental Authorities of any other jurisdiction in which the Triage Business is conducted, and any other similar Law that governs the development, testing, manufacture, marketing, sale or distribution of the Products in any jurisdiction in which the Triage Business is or was conducted during such period (the “Food and Drug Laws”) and with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any other similar Law that governs interactions with and among healthcare professionals, claims for payment by any Governmental Authority, applications for premarket approval of any product by the FDA or 510(k) premarket submissions to the FDA, transparency of payments made to healthcare professionals and privacy of patient and consumer personal and health information in any jurisdiction in which the Triage Business is or was conducted during such period (the “Health Care Laws”) to the extent they are, in each case, applicable to the Triage Business.
(b)    No Asset Seller Entity is, with respect to the Triage Business, subject to any obligation arising under any consent decree, warning letter or FDA Form 483 or any similar obligation issued or imposed by the FDA or any comparable Governmental Authority having jurisdiction over the Asset Seller Entities, except for any such obligation that would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Triage Business, each Product in current commercial distribution, or sold or distributed since January 1, 2015, that is subject to any Food and Drug Law and was or has been developed, manufactured, tested, packaged, labeled, stored, distributed or marketed by or on behalf of any Asset Seller Entity in connection with the Triage Business, is currently being and since January 1, 2015 has been, developed, manufactured, tested, packaged, labeled, stored, promoted, distributed and sold in compliance with all Governmental Authorizations from the FDA, applicable state licensing authorities, or any comparable Governmental Authority having jurisdiction over such Product.
(d)    Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.15(a) through Section 4.15(c) constitute the sole and exclusive representations and warranties of Seller relating to (i) the rules or regulations of the FDA or any comparable Healthcare Regulatory Authority having jurisdiction over the Asset Seller Entities or (ii) matters the subject of Food and Drug Laws or Health Care Laws.
SECTION 4.16.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Seller or its Subsidiaries.
SECTION 4.17.    No Other Representations or Warranties. Except for the representations and warranties made by Seller in this Article IV or as may be set forth in any Ancillary Agreement, no Asset Seller Entity or any other Person makes any other express or implied representation or warranty with respect to the Asset Seller Entities, the Purchased Assets, or the Triage Business (including operations, properties, assets, Liabilities, conditions (financial or otherwise) or prospects), or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Triage Business, notwithstanding the delivery or disclosure to Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, none of Seller, any Asset Seller Entity or any other Person makes or has made any express or implied representation or warranty to Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or other information relating to the Triage Business or (b) except for the representations and warranties made by Seller in this Article IV, any oral or written information presented to Purchaser or any of its Representatives in the course of their due diligence investigation of the Triage Business, the negotiation of this Agreement or the course of the Transactions.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PURCHASER
Purchaser hereby represents and warrants to Seller and Abbott as follows:
SECTION 5.01.    Organization; Standing.
(a)     Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to operate its business as now conducted. Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under this Agreement or the Ancillary Agreements and to consummate the Transactions.
(b)    Each Designated Purchaser (other than Purchaser) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except to the extent that the failure to be in good standing individually or in the aggregate would not reasonably be expected to materially and adversely affect the ability of such Designated Purchaser to carry out its obligations under this Agreement or the Ancillary Agreements and to consummate the Transactions. Each Designated Purchaser (other than Purchaser) has all requisite corporate or limited liability company power and corporate or limited liability company authority necessary to carry on its business as now conducted. Each Designated Purchaser (other than Purchaser) is duly licensed or qualified as a foreign entity to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to be so organized, existing, qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of any Designated Purchaser to carry out its obligations under this Agreement or the Ancillary Agreements and to consummate the Transactions.
SECTION 5.02.    Corporate Authorization; Noncontravention.
(a)    Each of Purchaser and Purchaser Parent has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, in the case of Purchaser, to consummate the Transactions. The execution, delivery and performance by each of Purchaser and Purchaser Parent of this Agreement, and, in the case of Purchaser, the consummation by Purchaser of the Transactions, have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser Parent. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Parent and, assuming due authorization, execution and delivery hereof by Seller and Abbott, constitutes a legal, valid and binding obligation of each of Purchaser and Purchaser Parent, enforceable against each of Purchaser and Purchaser Parent in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(b)    Each of the Designated Purchasers has all necessary corporate or limited liability company power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of the Designated Purchasers of each Ancillary Agreement to which it will be a party, and the consummation by each such Person of the transactions contemplated thereby, have been duly authorized by all necessary corporate or limited liability company action on the part of each of Designated Purchaser. Each Ancillary Agreement, assuming due authorization, execution and delivery thereof by the other parties thereto (other than any other Designated Purchaser), will constitute a legal, valid and binding obligation of each of the Designated Purchasers (to the extent a party thereto) enforceable against each of the Designated Purchasers (to the extent a party thereto) in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(c)    The execution and delivery of this Agreement by each of Purchaser and Purchaser Parent, the execution and delivery of each of the Ancillary Agreements by each Designated Purchaser that will be a party thereto, the consummation by each Designated Purchaser of the Transactions, the performance and compliance by each of Purchaser and Purchaser Parent with any of the terms or provisions hereof, and the performance and compliance by each Designated Purchaser with any of the terms or provisions of each Ancillary Agreement to which it will be a party, will not, (i) conflict with or violate any provision of the corporate organizational documents of Purchaser or Purchaser Parent or similar organizational documents of any Designated Purchaser, (ii) violate any Law or Judgment applicable to any Designated Purchaser, or by which any Designated Purchaser may be bound or affected, (iii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, require any Consent under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms or provisions of any material Contract to which any Designated Purchaser is a party or accelerate any Designated Purchaser’s obligations under any such material Contract, or (iv) result in the creation of any Lien (other than Permitted Liens) on any asset of any Designated Purchaser, except, in the case of clauses (ii), (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of any Designated Purchaser to carry out its obligations under this Agreement or the Ancillary Agreements and to consummate the Transactions.
SECTION 5.03.    Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act and the Exchange Act, (b) compliance with the rules and regulations of NASDAQ and (c) the Consents and other filings required under, and compliance with other applicable requirements of, the Competition Laws set forth in Section 5.03(c) of the Purchaser Disclosure Letter, no Consent of any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser and the Ancillary Agreements by the Designated Purchasers that will be parties thereto, the performance by Purchaser of its obligations hereunder and by the Designated Purchasers of their obligations thereunder, and the consummation by each Designated Purchaser of the Transactions, other than such other Consents that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by any Designated Purchaser of its obligations under this Agreement or any Ancillary Agreement.
SECTION 5.04.    Litigation. Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of any Designated Purchaser to carry out its obligations under this Agreement or the Ancillary Agreements and to consummate the Transactions, there is no (a) pending or, to the Knowledge of Purchaser, threatened Action against any Designated Purchaser, or (b) outstanding Judgment imposed upon any Designated Purchaser.

SECTION 5.05.    Financing.
(a)    Purchaser has received and accepted an executed commitment letter dated July 15, 2017, a copy of which is attached hereto as Exhibit H (the “Commitment Letter”), from the debt financing sources named therein (collectively, the “Lenders”), pursuant to which the Lenders have committed to provide, subject to the terms and conditions thereof, the full amount of the debt financing described therein (the “Financing”). Purchaser also has delivered to Abbott an accurate and complete copy of the fee letters related to the Commitment Letter (collectively, the “Fee Letters”), subject to redaction of fee amounts and other customary commercial terms (relating to the terms not affecting conditionality).
(b)    Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing or any contingencies that would permit the Lenders to reduce the total amount of the Financing. There are no side letters or other agreements, Contracts or arrangements (except, in the case of the Financing, for the Fee Letters and customary engagement letters in respect of securities offerings contemplated in lieu of the Financing) relating to the funding or investing, as applicable, of the full amount of the Financing.
(c)    The Financing, when funded in accordance with the Commitment Letter, will provide Purchaser with cash proceeds on the Closing Date in an amount sufficient, along with other sources provided by Purchaser, to consummate the Transactions on the terms contemplated hereby, including the payment of the Purchase Price, and to pay related fees and expenses. To the Knowledge of Purchaser, there is no fact or occurrence as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Closing, and Purchaser reasonably believes that it will be able to satisfy on a timely basis any term or condition of the Closing to be satisfied by it contained in the Commitment Letter.
(d)    The Commitment Letter is valid and binding on, and enforceable against, Purchaser and, to the Knowledge of Purchaser, each other party thereto, in accordance with its terms, is in full force and effect, and no event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Commitment Letter or Fee Letters inaccurate to the extent that they are conditions to the Financing, (ii) result in any of the terms or conditions in the Commitment Letter or Fee Letters that are conditions to the funding of the Financing not being satisfied, (iii) cause the Commitment Letter or Fee Letters to be ineffective or (iv) otherwise result in the Financing not being available on a timely basis in order to consummate the Transactions. The Commitment Letter has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. Purchaser has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement.
(e)    In no event will the receipt or availability of any funds or financing by Purchaser or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.
SECTION 5.06.    Solvency; Fraudulent Conveyance. Assuming the accuracy of the representations and warranties of Seller set forth in Article IV, immediately after giving effect to the Transactions, including receipt of the Financing, Purchaser and each of its Subsidiaries (including each other Designated Purchaser) will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent Liabilities).

Immediately after giving effect to the Transactions, including receipt of the Financing, Purchaser and the other Designated Purchasers will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or its Subsidiaries (including any other Designated Purchaser).
SECTION 5.07.    Brokers and Other Advisors. Except for Perella Weinberg Partners, the fees and expenses of which will be paid by Purchaser Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of any Designated Purchaser or any of their respective Subsidiaries.
SECTION 5.08.    Investigation. Purchaser acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Purchased Assets, the Assumed Liabilities and the Triage Business and (b) has been furnished with or given access to such information about the Purchased Assets, Assumed Liabilities and the Triage Business as it has requested. Purchaser further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Abbott or any of its Affiliates or Representatives are the representations, warranties, covenants and agreements made in this Agreement and, except as set forth in Article III, none of Abbott or any of its Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Asset Seller Entities, the Purchased Assets, the Assumed Liabilities, the Triage Business, this Agreement or the Ancillary Agreements (or the Transactions), including representations, warranties, covenants and agreements relating to the financial condition, results of operations, assets or Liabilities of any of the foregoing entities, (ii) the only representations, warranties, covenants and agreements made by Seller or any of its Affiliates or Representatives are the representations, warranties, covenants and agreements made in this Agreement or as may be set forth in the Ancillary Agreements and, except as set forth in Article IV or as may be set forth in the Ancillary Agreements, none of Seller or any of its Affiliates or Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Asset Seller Entities, the Purchased Assets, the Assumed Liabilities, the Triage Business, this Agreement or the Ancillary Agreements (or the Transactions), including representations, warranties, covenants and agreements relating to the financial condition, results of operations, assets or Liabilities of any of the foregoing entities and (iii) none of the Asset Seller Entities, Abbott or any of their respective Affiliates or Representatives makes any representation or warranty as to (A) the operation of the Triage Business by Purchaser after the Closing in any manner or (B) the probable success or profitability of the Triage Business after the Closing. Except for the representations and warranties of Abbott contained in Article III and the representations and warranties of Seller in Article IV or as may be set forth in the Ancillary Agreements, neither Purchaser nor any of its Affiliates have relied upon any other representations or warranties or any other information made or supplied by or on behalf of any Asset Seller Entity, Abbott or any of their respective Affiliates or Representatives, and Purchaser acknowledges and agrees that none of the Asset Seller Entities, Abbott or any of their respective Affiliates or Representatives has any Liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Purchaser, its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Purchaser by any Affiliate or Representative of Purchaser). Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Purchased Assets and the Triage Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is”

condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement. Purchaser hereby waives any and all rights under Section 1542 of the California Civil Code.
ARTICLE VI

COVENANTS AND AGREEMENTS
SECTION 6.01.    Conduct of the Triage Business.
(a)    Except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or the Merger Agreement or otherwise undertaken to implement this Agreement, any Ancillary Agreement or the Merger Agreement, or as set forth in Schedule 6.01, during the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement is terminated pursuant to Section 10.01), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) Seller shall, and shall cause the other Asset Seller Entities to, use its and their commercially reasonable efforts to carry on the Triage Business in all material respects in the ordinary course consistent with past practice, and (ii) to the extent consistent with the foregoing, Seller shall, and shall cause the other Asset Seller Entities to, use its and their commercially reasonable efforts to (A) preserve the business organizations (including the service of key employees) of the Triage Business substantially intact, (B) preserve the Purchased Assets intact, and (C) preserve existing relations with key customers and suppliers of the Triage Business and with other Persons with whom Seller and the other Asset Seller Entities have significant business relationships with respect to the Triage Business, in each case, consistent with past practice.
(b)    Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or the Merger Agreement, or as set forth in Schedule 6.01, during the period from the date of this Agreement until the Closing (or such earlier date on which this Agreement is terminated pursuant to Section 10.01), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Seller shall not, and shall not permit any other Asset Seller Entity to, in each case solely to the extent relating to the Triage Business:
(i)    incur any Indebtedness that creates or results in a Lien (other than a Permitted Encumbrance) upon any of the Purchased Assets, except for Indebtedness incurred in the ordinary course of business consistent with past practice that (A) constitutes an Excluded Liability, (B) does not result in a Lien (other than a Permitted Encumbrance) on the Purchased Assets that will survive the Closing, or (C) constitutes a letter of credit, bank guarantee, security or performance bond or similar credit support instrument, overdraft facility or cash management program;
(ii)    sell, lease, license or otherwise transfer, directly or indirectly, to any Person, in a single transaction or series of related transactions, any of the Purchased Assets (including any Transferred Intellectual Property), except (A) ordinary course dispositions of inventory to customers and distributors consistent with past practice, (B) dispositions consistent with past practice of (1) obsolete, surplus or worn out assets or (2) assets that are no longer used or useful in the Triage Business, or (C) transfers among the Asset Seller Entities;
(iii)    make or authorize capital expenditures for the Triage Business that exceed by more than 10% the amount set forth on Schedule 6.01(b)(iii);

(iv)    except as permitted under Section 6.01(b)(iii), make any acquisition of, or investment in, any properties, assets, Securities or business for the Triage Business if the aggregate amount of consideration paid or transferred by Seller and its Subsidiaries in connection with all such transactions would exceed $5,000,000, except for the acquisitions of supplies, inventory, equipment, merchandise or products in the ordinary course of business consistent with past practice;
(v)    except as required by applicable Law or pursuant to the terms of any Seller Plan in each case, in effect on the date of this Agreement, (A) grant to any Triage Business Employee any increase in compensation, other than increases and payouts of compensation to employees in the ordinary course of business, (B) grant to any Triage Business Employee any increase in severance, retention or termination pay, (C) establish, adopt, enter into, amend in any material respect or terminate any Labor Agreement or material Seller Plan with respect to any Triage Business Employee, (D) take any action to accelerate funding or any rights or benefits under any material Seller Plan with respect to any Triage Business Employee, (E) grant or amend any equity or other incentive awards to Triage Business Employees, (F) hire (other than to fill a vacancy previously indicated on the Triage Business Employee List or to replace an individual identified on the Triage Business Employee List), appoint or terminate (except for cause as determined by Seller) any Triage Business Employee whose base salary and target bonus opportunity exceeds $250,000 per annum, (G) promote any Triage Business Employee to a position with a base salary and target bonus opportunity that exceeds $250,000 per annum, other than in the ordinary course, consistent with past practice, or (H) change any actuarial or other assumptions used to calculate funding obligations with respect to Triage Business Employees under any Seller Plan or change the manner in which contributions to such plans relating to such Persons are made or the basis on which such contributions are determined, except as may be required by GAAP;
(vi)    grant any Lien (other than a Permitted Encumbrance) on any of the Purchased Assets other than (A) to secure Indebtedness and other obligations permitted under Section 6.01(b)(i), or (B) any such Lien that will not survive the Closing and will not (1) require any Consent to be obtained in connection with the Transactions or (2) delay in any material respect the consummation thereof;
(vii)    (A) modify, amend or terminate, or waive, in each case in any material respect, any rights or claims under, any Material Contract or any Restricted Contract other than in the ordinary course of business consistent with past practice or (B) enter into any new Contract that (1) would, in the twelve (12)-month period immediately following the entry into such Contract, reasonably be expected to meet the threshold monetary requirements set forth for such type of a Contract in Sections 4.14(a)(ii), (iii), (iv) or (v) for the fiscal year ended December 31, 2016, (2) is a Restricted Contract, or (3) contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights of such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance), other than pursuant to a tender offer process for Contracts with a Governmental Authority in the ordinary course consistent with past practice;
(viii)    (A) fail to diligently prosecute or maintain any material Transferred Intellectual Property or fail to exercise a right of renewal or extension under or with respect to any material Transferred Intellectual Property or (B) other than in the ordinary course of business subject to customary confidentiality requirements (as to which the rights to enforce are included in the Purchased Assets), disclose any material trade secrets of Seller or any of its Subsidiaries to the extent related to the Triage Business; or

(ix)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(c)    Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Triage Business prior to the Closing, and nothing contained in this Agreement is intended to give Purchaser at any time, directly or indirectly, the right to control or direct any Excluded Businesses. Prior to the Closing, each of Purchaser and Seller shall exercise, consistent with the terms and conditions of this Agreement and with applicable Competition Laws, complete control and supervision over its and its Subsidiaries’ respective operations.
SECTION 6.02.    Efforts; Regulatory and Other Authorizations.
(a)    Subject to Section 6.02(d), each of the Parties and Abbott shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly:
(i)    take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications;
(ii)    obtain all Consents and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the Transactions;
(iii)    execute and deliver any additional instruments necessary to consummate the Transactions on the terms and subject to the conditions hereof; and
(iv)     defend or contest in good faith any Action brought by a Third Party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;
in the case of each of clauses (i) through (iv), other than with respect to Consents and other confirmations relating to Competition Laws, which are dealt with in Sections 6.02(b) through (d) below. Without limiting the foregoing, the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, for the Designated Purchasers to acquire in connection with the consummation of the Transactions the Registrations for Products included within the Purchased Assets and to obtain the necessary Governmental Authorizations or other Registrations required to do so, including using reasonable best efforts in (A) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (B) obtaining and maintaining such Consents and other confirmations required to be obtained by such Designated Purchasers from any Governmental Authority or other Third Party therefor.
(b)    The Parties and Abbott agree (i) to make or cause to be made the appropriate filings or notifications under applicable Competition Laws as promptly as reasonably practicable with respect to the Transactions or the approval by any applicable Governmental

Authority of Purchaser as purchaser of the Purchased Assets or Assumed Liabilities, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to applicable Competition Laws in connection with the Transactions or the Merger Transaction (including, in the case of Purchaser, to promptly make available to the United States Federal Trade Commission (“FTC”) and any other applicable Governmental Authority information and appropriate personnel in response to any queries made by them that are raised in connection with the Merger Clearances or the Consents of Governmental Authorities under applicable Competition Laws in connection with the Transactions, which may include information regarding this Agreement, Purchaser’s capabilities as the potential purchaser of the Triage Business, or other matters), and (iii) to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any such Competition Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Without limiting the foregoing, Purchaser shall promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under any applicable Competition Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, any restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Purchaser shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions and none of the Parties or Abbott or any of their respective Affiliates shall take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period or the obtaining of approval under any applicable Competition Laws. Anything to contrary in this Section 6.02 notwithstanding, (A) neither Seller nor Abbott shall be required to expand in any way the nature or scope of the Triage Business or Purchased Assets or to include within the Triage Business any aspect of the Excluded Businesses or otherwise include within the Purchased Assets any Excluded Assets, and (B) none of Purchaser or its Affiliates shall be required (1) to commence or defend through litigation any claim asserted in court or other administrative tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated any Judgment that would prohibit, enjoin, or make illegal the consummation of the Transactions, or (2) to enter into or agree to enter into any consent decree or hold separate order or other arrangement that would require the divestiture, exclusive license (including as to Purchaser and its Affiliates) or discontinuation, before or after the Closing Date, of any assets or current businesses of Purchaser or any of its Affiliates or any portion of the Triage Business or the Purchased Assets.
(c)    Subject to the Confidentiality Agreement and applicable Law or Judgment, Purchaser shall promptly disclose to Seller and Abbott, and provide copies to Seller and Abbott of, all correspondence, filings or communications between Purchaser or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement and the Transactions. To the extent permitted by such Governmental Authority, Purchaser shall permit Seller and Abbott to review in advance any proposed correspondence, filings or communication by Purchaser to any Governmental Authority relating to the matters that are the subject of this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation, projections, strategy, business plans or prospects of Purchaser and its Affiliates, the Purchased Assets or the Triage Business, (ii) as necessary to address reasonable attorney-client or other privilege concerns; provided, that Purchaser shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements with Seller and Abbott, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client or other privilege, and (iii) as necessary to otherwise comply with contractual arrangements or applicable Law; provided further, that, in the case of each of the foregoing clauses (i), (ii), and (iii), if Purchaser provides redacted materials to Seller or Abbott, it must also provide on an “outside counsel only” basis a copy of the same materials without any redactions applied. Notwithstanding anything to the contrary herein and subject to the provisions in the Merger Agreement, Abbott shall, on behalf of the Parties, have control over and lead all communications and strategy relating to obtaining all Consents and other confirmations from any Governmental Authority or other Third Party necessary, proper or advisable to consummate the Transactions or to conduct any litigation arising therefrom. Neither Seller nor Purchaser shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the Transactions unless it, to the extent permitted by such Governmental Authority, gives Abbott the opportunity to attend and participate at such meeting. Seller and Purchaser shall consult with Abbott’s counsel with respect to, or give Abbott’s counsel the opportunity to attend, that portion of any meeting with any Governmental Authority in which the valuation, projections, business plans or prospects of Purchaser or its Affiliates, the Purchased Assets or the Triage Business are discussed. Subject to the Confidentiality Agreement, Abbott and each Party shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as Abbott or such other Party may reasonably request in connection with the foregoing and in seeking Consents under the applicable Competition Laws.
(d)    Purchaser acknowledges that the entry by Seller and Abbott into this Agreement, the performance by Seller and Abbott of their respective obligations hereunder and, if applicable, the consummation of the Transactions are being undertaken by Seller and Abbott to obtain the Merger Clearances and to consummate the Merger Transaction. Anything to the contrary in this Section 6.02 notwithstanding, (i) neither Seller nor Abbott shall be obligated to, and the use of reasonable best efforts by each of Seller and Abbott shall in no event require Seller, Abbott or any of their respective Affiliates to, take, or cause to be taken, any actions or do, or cause to be done, or assist and cooperate in the doing of, anything that Abbott, in its reasonable discretion, determines would (A) contravene any covenant or agreement set forth in the Merger Agreement or (B) result in the staff of the FTC, the European Commission, or any other antitrust or competition Governmental Authority not recommending to such applicable Governmental Authority the approval of, or such applicable Governmental Authority not approving (1) the Merger Agreement, the Merger Transaction or the Other Transactions or (2) this Agreement, the Transactions and Purchaser as the purchaser of the Triage Business, the Purchased Assets and the Assumed Liabilities for all Merger Clearances conditioned upon the divestiture of the Triage Business and (ii) Seller and Abbott may, and may cause their respective Affiliates to, take, or cause to be taken, any actions contemplated by or otherwise taken in furtherance of or in connection with (A) the Merger Transaction or (B) the entry into or performance under any Company Acquisition Agreement (as defined in the Merger Agreement).
SECTION 6.03.    Public Announcements. Each of Purchaser, on the one hand, and Seller and Abbott, on the other hand, shall consult with the other(s) before issuing, and give the other(s) the opportunity to review and comment upon, any press release or similar public statements with respect to the Transactions, and shall not issue any such press release or make any such similar public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. Notwithstanding the forgoing, this Section 6.03 shall not apply to any press release or similar public statement made by Seller, Purchaser or Abbott (a) which is consistent with any press release or similar public statement mutually agreed by Purchaser, Seller and Abbott, and the terms of this Agreement and does not contain any information relating to Seller, Abbott, Purchaser Parent, Purchaser or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 6.03 or (b) which is made in the ordinary course of business and does not relate to this Agreement or the Transactions.
SECTION 6.04.    Access to Information; Confidentiality.
(a)    Subject to applicable Law, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, (1) upon reasonable notice, Seller shall afford to Purchaser and Purchaser’s Representatives reasonable access during normal business hours to each Asset Seller Entity’s officers, employees, agents, properties, books, Contracts and records (in each case to the extent related to the Triage Business and other than any of the foregoing that relate to the negotiation and execution of this Agreement, the Merger Agreement, the Other Transactions or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and (2) Seller shall furnish promptly to Purchaser and Purchaser’s Representatives such information to the extent concerning the Triage Business and its personnel, assets, Liabilities and properties as Purchaser may reasonably request, including the information set forth on Schedule 6.04(a)(i); provided that (i) Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or its Affiliates and (ii) Abbott shall be provided copies of any information provided to Purchaser pursuant to this Section 6.04(a) and afforded reasonable prior notice of, and the opportunity to accompany Purchaser’s and Seller’s respective Representatives in connection with, any access by Purchaser or its Representatives provided pursuant to this Section 6.04(a); provided further, however, that Seller shall not be obligated to provide such access or information if Seller determines, in its reasonable judgment, that doing so is reasonably likely to (A) violate applicable Law or an applicable Judgment, (B) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (C) expose Seller or its Affiliates to risk of Liability for disclosure of sensitive or personal information. In any such event, Seller shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege or protection or risk such Liability, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 6.04 shall be directed to the Person designated by Seller on Schedule 6.04(a)(ii) with a copy to the Person designated by Abbott thereon (or in each case, any replacement thereto, as to which Purchaser receives written notice).
(b)    The terms of the letter agreement related to confidentiality, dated as of November 15, 2016, among Seller, Purchaser Parent and Abbott, as amended on February 16, 2017 (as so amended, the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.04(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, Purchaser shall, and shall cause its Affiliates and their respective Representatives to, treat and hold as confidential, and not disclose to any Person, (i) information related to the discussions and negotiations among the Parties and Abbott regarding this Agreement and the Transactions and (ii) all confidential information relating to Seller, Abbott or their respective Subsidiaries or Affiliates. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(c)    Nothing provided to Purchaser pursuant to Section 6.04(a) shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any information provided to Purchaser or its Affiliates or their respective Representatives pursuant to Section 6.04(a) or otherwise by or on behalf of Seller, Abbott or their respective Affiliates or any of their respective Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.
(d)    From and after the Closing:
(i)    (A) Each of Seller and Abbott agree to, and shall cause their respective Affiliates to, not use any Triage Confidential Information for a period of (1) ten (10) years (or such lesser period as the Trade Secret retains its status as a trade secret under applicable Law) with respect to Trade Secrets included within the Triage Confidential Information and (2) five (5) years with respect to all other Triage Confidential Information, and (B) each of Seller and Abbott agree to, and shall cause their respective Affiliates to, and shall use reasonable best efforts to cause their respective Representatives to, for a period of (1) ten (10) years (or such lesser period as the Trade Secret retains its status as a trade secret under applicable Law) with respect to Trade Secrets included within the Triage Confidential Information and (2) five (5) years with respect to all other Triage Confidential Information, treat and hold as confidential (and not (except as expressly permitted by this Agreement or any Ancillary Agreement) disclose or provide access to any Person (other than the respective Affiliates of Seller and Abbott and their respective Representatives) to) any Triage Confidential Information, unless, in the case of each of sub-clause (A) and (B), such information: (w) is or becomes generally available to the public through no direct or indirect disclosure in violation hereof by Seller, Abbott or their respective Affiliates or any of their respective Representatives; (x) subject to subclause (ii) of this Section 6.04(d), is required to be publicly disclosed by Law or the rules or regulations of any U.S. or foreign securities exchange or similar organization; (y) is or has been (1) at any time before the consummation of the Merger, independently developed by Abbott or any of its Affiliates or (2) after the Closing, independently developed by Seller, Abbott or any of their respective Affiliates, in either case without the use of Triage Confidential Information, as evidenced by its written records; or (z) becomes available to Seller, Abbott, their respective Affiliates or any of their respective Representatives from and after the Closing, from a Third Party source that is not known by Abbott to be under any contractual, legal or fiduciary obligation of confidentiality in respect of such information.
(ii)    In the event that any Asset Seller Entity, Abbott or any of their respective Representatives becomes legally compelled as advised by its outside counsel to disclose any Triage Confidential Information (including by Law, by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, court order, civil investigative demand or similar process, or by the rules or regulations of any stock exchange on which its Securities or those of an Affiliate are traded), such Person shall provide Purchaser (to the extent permitted by Law and reasonably practicable) with prompt written notice of such requirement so that Purchaser may seek, at Purchaser’s sole expense, a protective order or other remedy or waive compliance with this Section 6.04(d), and in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 6.04(d), furnish only that portion of such Triage Confidential Information which is legally required to be provided.
Nothing in clause (i) or (ii) of this Section 6.04(d) shall prohibit Seller, Abbott, their respective Affiliates or any of their respective Representatives from using the Triage Confidential Information described in this Section 6.04(d) for the purpose of complying with the terms of this Agreement or any of the Ancillary Agreements, including any Contract that has not been assigned or transferred pursuant to Section 2.01. Furthermore, the provisions of this Section 6.04(d) will not prohibit any retention pursuant to Section 6.10 of Archived Records or any other retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller, Abbott or any of their respective Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the Transactions.
(e)    Effective as of the Closing, Seller and Abbott hereby assign to Purchaser their respective rights under any confidentiality agreements entered into by Seller and Abbott (or their respective Affiliates or Representatives) in connection with any transaction involving the acquisition or purchase of all or any portion of the Triage Business or the Purchased Assets, in each case to the extent relating to the Triage Business Records or Triage Confidential Information that would be required to be kept confidential by Abbott or the Asset Seller Entities pursuant to Section 6.04(d).
SECTION 6.05.    Non-Solicit.
(a)    Seller (i) intends for two (2) years following the Closing to refrain from soliciting for employment any (A) employee of Purchaser Parent or any of its Affiliates to whom Abbott or Seller or any of their respective Affiliates were introduced or with whom they otherwise had contact in connection with their evaluation of the Transactions or (B) Transferred Employee, and (ii) agrees that, for two (2) years following the Closing, neither Seller nor any of its Affiliates will, without the prior written consent of Purchaser, hire or otherwise engage (whether as an officer, employee or consultant or other independent contractor) any (A) employee of Purchaser Parent or any of its Affiliates to whom Abbott or Seller or any of their respective Affiliates were introduced or with whom they otherwise had contact in connection with their evaluation of the Transactions or (B) Transferred Employee; provided, however, that the restrictions of this Section 6.05(a)(ii) shall not apply to the hiring of any such employee whose employment by or term in office with Purchaser Parent or Purchaser or any of their respective Affiliates otherwise ceased more than three (3) months prior to the date of such hiring.
(b)    Purchaser (i) intends for two (2) years following the Closing to refrain from soliciting for employment any employee of Abbott or Seller or any of their respective Affiliates to whom Purchaser or any of its Affiliates were introduced or with whom they otherwise had contact in connection with their evaluation of the Transactions (other than any Transferred Employee), and (ii) agrees that, for two (2) years following the Closing, none of Purchaser or any of its Affiliates will, without the prior written consent of Abbott, hire or otherwise engage (whether as an officer, employee or consultant or other independent contractor) any employee described in subclause (i) of this Section 6.05(b); provided, however, that the restrictions of this Section 6.05(b)(ii) shall not apply to the hiring of any such employee whose employment by or term in office with Abbott or Seller or any of their respective Affiliates otherwise ceased more than three (3) months prior to the date of such hiring.
SECTION 6.06.    Notification of Certain Matters. Each of Purchaser, Seller and Abbott shall promptly notify the other parties in writing of any effect, change, condition or occurrence or nonoccurrence of any event of which it is aware that will or would reasonably be expected to result in the failure of the conditions set forth in Section 9.01 or Section 9.02 to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the Person receiving such notice, including not having any effect for purposes of (a) determining the satisfaction or failure to satisfy any of the conditions set forth in Article IX or (b) any rights to indemnification under Article XI.
SECTION 6.07.    Credit and Performance Support Obligations. Purchaser shall use its reasonable best efforts to cause the Asset Seller Entities and their respective Affiliates to be absolutely and unconditionally relieved at the Closing of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Triage Business that constitute Assumed

Liabilities (together the “Seller Guarantees”), and Purchaser shall, to the extent in accordance with the procedures set forth in Article XI, indemnify the Asset Seller Entities, Abbott and their respective Affiliates against any Losses arising with respect to such Liabilities. Purchaser agrees to continue to use its reasonable best efforts after the Closing to relieve the Asset Seller Entities, Abbott and their respective Affiliates of all such Seller Guarantees.
SECTION 6.08.    Seller Names and Marks.
(a)    Solely with respect to the limited and specific uses and time periods, and subject to the other terms and conditions, set forth in this Section 6.08:
(i)    for a period of two (2) years after the Closing Date, Seller, on its own behalf and on behalf of its Affiliates, grants to the Designated Purchasers a limited, non-exclusive, non-transferable, non-sublicenseable, royalty-free, right and license to continue to use the Seller Transitional Marks in the Territories (A) to manufacture, package and label the Products to the same extent as such Products were manufactured, packaged and labeled in the Triage Business immediately prior to the Closing and (B) on any existing advertising, marketing and promotional materials of the Products (including on websites), in each case for the sole purpose of selling the Products in the Territories; and
(ii)    for a period of sixty (60) days after the Closing Date (or such later period set forth in the proviso hereto), Seller, on its own behalf and on behalf of its Subsidiaries, grants to the Designated Purchasers a limited, non-exclusive, non-transferable, non-sublicenseable, royalty-free, right and license to continue to use the Seller Transitional Marks in the Territories on any existing signs, billboards and telephone listings as used in the Triage Business immediately prior to the Closing, for the sole purpose of selling the Products in the Territories; provided that if, during the period of two (2) years after the Closing Date, the management of Purchaser is not aware of any such use of the Seller Transitional Marks in the Territories on any signs, billboards or telephone listings, then the right and license set forth herein shall extend for such use for a period of sixty (60) days after Purchaser or its Affiliates becomes aware of such use; provided further that nothing in this Section 6.08(a)(ii) shall be deemed to permit Purchaser to use any of the Seller Transitional Marks in the Territories on any signs, billboards or telephone listings after the two (2)-year anniversary of the Closing Date.
(b)    Effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, cease any and all uses of any (i) Trademarks of Seller and its Affiliates other than (A) the Seller Transitional Marks or (B) any Trademarks included in the Transferred Intellectual Property, (ii) Trademarks that constitute, include or are derived from any of the Seller Transitional Marks and (iii) other Trademarks confusingly similar to or that dilute the distinctiveness of any Trademarks described in the foregoing items (i)(A) and (ii) (such Trademarks described in items (i)(A), (ii) and (iii) collectively, the “Excluded Seller Marks”). Purchaser acknowledges and agrees that it shall have no right to use and shall receive no interest in any Trademark of Abbott pursuant to this Agreement. Except as provided in Section 6.08(a)(i) and Section 6.08(a)(ii), effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, as soon as reasonably practicable, cease any and all uses of the Seller Transitional Marks, including by no later than ninety (90) days after the Closing Date, (x) deleting all the Seller Transitional Marks from all public or customer-facing materials, including, as applicable, all business cards, schedules, stationery, packaging materials, displays, promotional materials, forms, websites, email, computer software and systems and other materials, and deleting or stickering over the Seller Transitional Marks in all manuals, distributed in connection with the Triage Business, and (y) removing all the Seller Transitional Marks from all signage at the real property occupied by the Triage Business.

(c)    Notwithstanding anything to the contrary herein, Purchaser and its Affiliates shall have no rights to use any Excluded Seller Marks or any of the Seller Transitional Marks other than as expressly provided in this Section 6.08, and all right, title, and interest of Seller, Abbott or their respective Affiliates in and to the Seller Transitional Marks and Excluded Seller Marks not expressly granted to the Designated Purchasers under this Agreement shall remain the exclusive property of Seller, Abbott and their respective Affiliates, as applicable. Any use by the Designated Purchasers of any of the Seller Transitional Marks as permitted in this Section 6.08 is subject to (i) the use of such Seller Transitional Marks in a form and manner, and with standards of quality, consistent with any written usage requirements in effect for the Seller Transitional Marks as of the Closing Date and (ii) compliance by the Designated Purchasers with applicable Law. The Designated Purchasers shall not use the Seller Transitional Marks in a manner that could reasonably be expected to reflect negatively on such name and marks or on Seller, Abbott or any of their respective Affiliates. Purchaser shall not (and shall ensure its Affiliates do not) contest, dispute, or challenge the right, title, and interest of Seller, Abbott or their respective Affiliates in and to the Seller Transitional Marks or Excluded Seller Marks. Purchaser shall not (and shall ensure its Affiliates do not) file applications to register any Trademarks or apply for any domain names, user names or hashtags in any jurisdiction worldwide that (A) are confusingly similar to any of the Seller Transitional Marks or Excluded Seller Marks, (B) consist of, in whole or part, any of the Seller Transitional Marks or Excluded Seller Marks, or (C) dilute the distinctiveness of any of the Seller Transitional Marks or Excluded Seller Marks. Purchaser shall indemnify and hold harmless Seller, Abbott and any of their respective Affiliates for any Losses arising from any Third Party Claims relating to the use of any of the Seller Transitional Marks pursuant to this Section 6.08 or any violation hereof. All use of the Seller Transitional Marks under this Section 6.08, including all goodwill arising from any Designated Purchaser’s use of the Seller Transitional Marks, shall inure to the benefit of Seller, Abbott and their respective Affiliates.
(d)    Purchaser acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 6.08 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, each of Seller and Abbott shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 6.08.
(e)    NONE OF SELLER, ABBOTT, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR AND THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE SELLER TRANSITIONAL MARKS, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED, AND SELLER AND THEIR AFFILIATES, AS APPLICABLE, ARE LICENSING THE SELLER TRANSITIONAL MARKS TO THE DESIGNATED PURCHASERS UNDER THIS SECTION 6.08 ON AN “AS IS” BASIS.
SECTION 6.09.    Triage Business Names and Marks.
(a)    Effective as of the Closing, for a period of two (2) years after the Closing Date, Purchaser, on its own behalf and on behalf of its Affiliates, grants to Seller and its Affiliates a limited, non-exclusive, non-transferable, non-sublicenseable, royalty-free, right and license to use the Triage Transitional Marks (i) to manufacture, package and label the products of any Excluded Triage Product Business listed on Schedule 1.01(c) to the same extent as such product was manufactured, packaged and labeled in such Excluded Triage Product Business as of the date hereof, and (ii) on any existing advertising, marketing and promotional materials of any product of any Excluded Triage Product Business (including on websites), in each case for the sole purpose of selling such product.

(b)    Notwithstanding anything to the contrary herein, effective as of the Closing, Seller and its Affiliates shall have no rights to use any Trademarks included in the Purchased Assets under Section 2.01(a)(viii) (the “Transferred Trademarks”), including any Triage Transitional Marks, other than as expressly provided in this Section 6.09. Effective as of the Closing, any use by Seller or any of its Affiliates of any of the Triage Transitional Marks as permitted in this Section 6.09 is subject to (i) the use of the Triage Transitional Marks in a form and manner, and with standards of quality, consistent with any written usage requirements in effect for the Triage Transitional Marks as of the Closing Date and (ii) compliance by Seller and its Affiliates with applicable Law. From and after the Closing, Seller and its Affiliates shall not use the Triage Transitional Marks in a manner that could reasonably be expected to reflect negatively on such name and marks or on Purchaser or any of its Affiliates. Seller shall not (and shall ensure its Affiliates do not) contest, dispute, or challenge the right, title, and interest of Purchaser or its Affiliates in and to the Triage Transitional Marks or other Transferred Trademarks. Seller shall not (and shall ensure its Affiliates do not) file applications to register any Trademarks or apply for any domain names, user names or hashtags in any jurisdiction worldwide that (A) are confusingly similar to any of the Triage Transitional Marks or other Transferred Trademarks, (B) consist of, in whole or in part, any of the Triage Transitional Marks or other Transferred Trademarks, or (C) dilute the distinctiveness of any of the Triage Transitional Marks or other Transferred Trademarks. Seller shall indemnify and hold harmless Purchaser and any of its Affiliates for any Losses arising from any Third Party Claims relating to the use of any of the Triage Transitional Marks pursuant to this Section 6.09 or any violation hereof. All use of the Triage Transitional Marks under this Section 6.09, including all goodwill arising from the use of the Triage Transitional Marks by Seller or any of its Affiliates, shall inure to the benefit of Purchaser and its Affiliates.
(c)    Seller acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 6.09 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, Purchaser shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 6.09.
(d)    NONE OF PURCHASER, ITS AFFILIATES OR ANY OF THEIR AND THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE TRIAGE TRANSITIONAL MARKS, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED, AND PURCHASER AND ITS AFFILIATES, AS APPLICABLE, ARE LICENSING THE TRIAGE TRANSITIONAL MARKS TO SELLER UNDER THIS SECTION 6.09 ON AN “AS IS” BASIS.
SECTION 6.10.    Records Access and Transfer.
(a)    Paper copies or tangible embodiments of the Triage Business Records stored in any facilities of Seller or its Affiliates or any Third Party records storage facility (“Archived Records”) shall, subject to the Archived Records Agreement, remain in such facility, or a successor thereto, until the earlier of the transfer or destruction of such Archived Records in accordance with the processes and procedures set forth in the Archived Records Agreement.
(b)    Purchaser shall receive possession and control of paper copies or tangible embodiments of the Triage Business Records stored as of the Closing at the Purchaser Occupied Real Property. Purchaser agrees to retain and maintain any Books, Records and Files received by Purchaser or its Affiliates in connection with the Transactions and any other Books, Records and Files that relate to any Excluded Liability for a period of at least seven (7) years after Closing or such longer minimum period as is required by applicable Law (plus, in each case, any additional time during which Purchaser has been advised by Seller that (i) there is an ongoing Tax audit with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment). During any such period, Purchaser agrees to give Seller and its Affiliates and their respective Representatives reasonable cooperation, access (including copies, at Seller’s expense) and staff assistance (at Seller’s expense), as needed, during normal business hours and upon reasonable notice, with respect to such Books, Records and Files as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax Returns and financial statements and the management and handling of Tax audits.
SECTION 6.11.    Further Assurances; Post-Closing Cooperation.
(a)    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to cause the Transactions to occur.
(b)    Without limiting the obligations of the Parties and Abbott under Section 6.10(b) or Section 11.05(a), from and after the Closing, the Parties and Abbott shall reasonably cooperate with each other in the investigation, prosecution or defense of any Action (other than Actions with respect to Taxes, which are governed by Article VIII or any Action in which the Parties or Abbott, as applicable, are adverse to each other) from or related to the conduct of the Triage Business, the operation or use of the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities and, in each case, involving one or more Third Parties. Such cooperation shall include, upon reasonable advance notice, (i) providing, and causing their respective Affiliates to provide, documentary or other evidence, (ii) implementing, and causing their respective Affiliates to implement, record retention, litigation hold or other documentary or evidence policies or (iii) making, and causing their respective Affiliates to make, available directors, officers and employees to give depositions or testimony, all as reasonably related to such Action and reasonably requested by the requesting Party or Abbott from time to time. Except as otherwise provided in Article XI, the Person requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Person party hereto (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such Person (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.
(c)    If, following the Closing:
(i)    any right, property or asset not forming part of the Purchased Assets or otherwise constituting an Excluded Asset is found to have been transferred to Purchaser in error, either directly or indirectly, or received by Purchaser, Purchaser shall transfer, or shall cause its Affiliates to transfer, at no cost to Seller, Abbott or their Affiliates, such right, property or asset (and any related Liability) as soon as reasonably practicable to Seller, Abbott or their Affiliate as directed in writing by Seller;
(ii)    any right, property or asset forming part of the Purchased Assets is found to have been retained by any Asset Seller Entity in error, either directly or indirectly, or received by any Asset Seller Entity, Seller shall, or shall cause the other applicable Asset Seller Entity to transfer, at no cost to Purchaser, such right, property or asset (and any related Liability, to the extent an Assumed Liability) as soon as reasonably practicable to the applicable Designated Purchaser; and

(iii)    any right, property or asset that, if held by an Asset Seller Entity would have formed part of the Purchased Assets pursuant to Section 2.01(a), is found to have been held as of the Closing by an Affiliate of Seller that is not an Asset Seller Entity, Seller shall cause such Affiliate to transfer, at no cost to Purchaser, such right, property or asset (and any related Liability, to the extent an Assumed Liability) as soon as reasonably practicable to the applicable Designated Purchaser.
SECTION 6.12.    Patent Licenses.
(a)    Effective as of the Closing and subject to the terms of the Existing Licenses, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates an exclusive (except pursuant to, and in accordance with, the Existing Licenses), perpetual, irrevocable, fully paid and royalty-free sublicenseable right and license to Exploit the patents and patent applications listed on Schedule 6.12(a) (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) solely in the Triage Field.
(b)    Effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, hereby grants to Seller, Abbott and their respective Affiliates an exclusive, perpetual, irrevocable, fully paid and royalty-free sublicenseable right and license to Exploit the Specified Patents solely in the Retained Field.
SECTION 6.13.    Financing.
(a)    Purchaser and Purchaser Parent each shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and to consummate the Financing (or any Alternative Financing) on the terms and conditions described in the Commitment Letter (including the flex provisions related thereto), subject to any amendments or modifications thereto permitted by Section 6.13(b), including using its reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) contained in the Commitment Letter, subject to any amendments or modifications thereto permitted by Section 6.13(b), (iii) satisfy on a timely basis all conditions applicable to Purchaser or its Affiliates contained in the Commitment Letter, including the payment of any commitment, engagement or placement fees required as a condition to the Financing and due and payable by Purchaser or its Affiliates, (iv) upon the satisfaction or waiver of such conditions, consummate the Financing on or prior to the Closing Date, including by drawing on any interim or bridge financing facilities contemplated thereby, (v) obtain such third-party consents as may be reasonably required in connection with the Financing, and (vi) comply with its obligations under the Commitment Letter. If Purchaser or Purchaser Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing reasonably unlikely to occur in the manner or from the sources contemplated in the Commitment Letter, Purchaser shall promptly (and in any event within two (2) Business Days) notify Abbott and Seller and shall use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources on terms and conditions not materially less favorable in the aggregate to Purchaser and its Affiliates than the terms and conditions set forth in the Commitment Letter and that would not have any of the effects prohibited pursuant to amendment by Section 6.13(b) (such financing, the “Alternative Financing”). Purchaser shall (A) give Abbott and Seller prompt oral and written notice of (1) any breach or default by Purchaser or its Affiliates of the Commitment Letter, Alternative Financing or definitive financing agreements related thereto, (2) any known breach or default by any party (other than Purchaser or its Affiliates) of the Commitment Letter, Alternative Financing or definitive financing agreements related thereto, (3) any purported termination or repudiation by any party of the Commitment Letter, Alternative Financing or definitive financing agreements related thereto or (4) the receipt of notice of any material dispute or disagreement between or among the parties to the Commitment Letter, Alternative Financing or definitive financing agreements related thereto, and (B) upon request, otherwise keep Abbott and Seller reasonably informed of the status of Purchaser’s and its Affiliates’ efforts to arrange the Financing or Alternative Financing.
(b)    Notwithstanding anything to the contrary in this Agreement, Purchaser and Purchaser Parent shall not, without the prior written consent of Abbott, (i) permit any termination, amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or Fee Letters if such termination, amendment, modification, waiver or remedy (A) adds new conditions to the Financing, (B) modifies any existing conditions to the Financing in a manner that affects the consummation of all or any portion of the Financing to below a level that would impair Purchaser’s ability to consummate the Transactions, (B) reduces the committed amount of the Financing, (C) adversely affects in any material respect the ability of Purchaser to enforce its rights against other parties to the Commitment Letter or the definitive agreements in respect thereof, or (D) could otherwise reasonably be expected to prevent, impede or delay in any material respect the consummation of the Closing or the Transactions, or (ii) undertake any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternative Financing contemplated by any new debt commitment letter.
(c)    Prior to the Closing, Seller and Abbott shall, at Purchaser’s cost and expense, use reasonable best efforts to, and to cause its Representatives to, provide to Purchaser such cooperation as is reasonably requested by Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, Abbott and their respective Affiliates). Such assistance shall include the following: (i) assisting in preparation for and participation in customary marketing efforts related to the Financing or the Alternative Financing, as applicable with prospective lenders, investors and ratings agencies, (ii) assisting Purchaser and the Financing Sources in the preparation of (A) a customary offering document, private placement memorandum and/or bank information memorandum and similar marketing documents for the Financing or the Alternative Financing, as applicable, and (B) materials for rating agency presentations, (iii) furnishing Purchaser and the Financing Sources the Required Information; and (iv) facilitating Purchaser’s preparation of documentation with respect to the pledging of collateral, if applicable. In addition, Seller will use its reasonable best efforts to provide to Purchaser and the Financing Sources the Required Information in a manner that, taken as a whole, does not contain any untrue statement of a material fact regarding the Purchased Assets or the Triage Business or omit to state a material fact necessary to make the statements contained therein regarding the Purchased Assets or the Triage Business not materially misleading in the light of the circumstances under which such statements are made.
(d)    Notwithstanding the foregoing, (i) none of Abbott, Seller or any of their respective Affiliates or other Representatives shall be required to pay any commitment or other similar fee, provide any security, execute any document, make any representations, provide any indemnification or incur any other expense or Liability in connection with the Financing or the cooperation contemplated by this Section 6.13(d), (ii) none of Abbott, Seller or any of their respective Affiliates or other Representatives shall be required to provide any solvency opinion or legal opinion or other opinion of counsel, or any information that would, in the reasonable opinion of Abbott or Seller, result in a violation of Law or loss of attorney-client privilege, (iii) Purchaser shall promptly, upon request by Abbott or Seller, reimburse Abbott, Seller and their respective Affiliates for all out-of-pocket fees, costs and expenses incurred by any of them (including reasonable attorneys’ fees and other fees and expenses as incurred) in connection with the cooperation contemplated by this Section 6.13(d) and shall indemnify and hold harmless Abbott, Seller and their respective Affiliates from and against any and all Liabilities incurred by any of them in connection with the Financing or the cooperation contemplated by this Section 6.13(d) and (iv) none of Abbott, Seller or their respective Affiliates, or any Persons who are directors of any of the foregoing, shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing. Any information provided to Purchaser or its Affiliates pursuant to this Section 6.13(d) shall be subject to the Confidentiality Agreement and Section 6.04.
(e)    In no event shall the receipt or availability of the Financing, Alternative Financing or any other funds or financing by Purchaser or any of its Affiliates be a condition to any of Purchaser’s or Purchaser Parent’s obligations under this Agreement.
SECTION 6.14.    Audited Financial Statements.
(a)    Seller and Abbott shall:
(i)    use their reasonable best efforts to prepare and deliver to Purchaser no later than forty five (45) days after the Closing Date abbreviated financial statements, which shall consist of: (A)(1) audited statements of assets acquired and Liabilities assumed for the Triage Business as of December 31, 2015 and December 31, 2016 and (2) the audited combined statements of revenues and direct expenses for the Triage Business for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, in each case together with footnotes thereto, as audited by PricewaterhouseCoopers LLP (“Auditor”) and accompanied by the unqualified report thereon by Auditor to the effect that such statements fairly present in all material respects the financial position of the Business at each of the statement of assets acquired and Liabilities assumed dates and for each of the periods covered by the statement of revenues and direct expenses (the “Audited Financial Statements”), and (B) unaudited statement of assets acquired and Liabilities assumed of the Triage Business as of June 30, 2017 and as of the corresponding quarter from the previous fiscal year, and the related statements of revenues and direct expenses for the six (6) month periods ended June 30, 2016 and June 30, 2017, together with footnotes thereto, as reviewed by Auditor (the “Initial Interim Financial Statements”); and
(ii)    with respect to any fiscal quarter beginning with the fiscal quarter ended June 30, 2017 and ending on or before the Closing Date, as soon as practicable, but in no event later than forty-five (45) days after the end of such fiscal quarter, prepare and deliver to Purchaser unaudited statements of assets acquired and Liabilities assumed of the Triage Business as of the end of each such fiscal quarter and for the corresponding quarter from the previous fiscal year, and the related statements of revenues and direct expenses of the Triage Business for the interim periods then ended and the corresponding interim period from the previous fiscal year together with footnotes thereto, as reviewed by Auditor (together with the Initial Interim Financial Statements, the “Interim Financial Statements”).
(b)    The Audited Financial Statements and the Interim Financial Statements shall be prepared in accordance with the SEC regulations for Regulation S-X, Rule 3-05 financial statements.
ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01.    Transferred Employees.
(a)    (i)     “Triage Business Employees” means those employees of Seller or its Affiliates whose name and title (or indication of vacancy where the position is vacant as of the date of this Agreement) is set forth on Schedule 7.01(a).
(ii)    “Transferred Employee” means each individual who (A) (1) is on the Triage Business Employee List or (2) is an Offer Employee and (B) is employed by Purchaser or any of its Affiliates immediately following the Closing.
(b)    Not less than fifteen (15) days prior to the Closing, Seller shall provide Purchaser with an update of the information set forth in (i) the Triage Business Employee List, which Triage Business Employee List shall reflect (A) any termination of the employment relationship between a Triage Business Employee and the applicable Asset Seller Entity since the date of the list provided under Section 4.09(a), and (B) the addition of any individual hired since the date of the list provided under Section 4.09(a) by any Asset Seller Entity to replace any individual previously included (or fill a vacant position previously indicated) on the Triage Business Employee List; provided that any individual added to or removed from the Triage Business Employee List in connection with the transfer of such individual’s employment relationship between the Triage Business and the Excluded Businesses shall occur only (1) in the ordinary course of business consistent with past practice and, to the extent applicable, in compliance with Section 6.01(b)(v), and in each case in accordance with the applicable commitments made by Abbott or Seller to Governmental Authorities in connection with obtaining the Merger Clearances or (2) with the consent of Purchaser, and (ii) the Triage Independent Contractor List to reflect the addition or removal of any independent contractor in the ordinary course of business consistent with past practice. Seller shall provide Purchaser a final Triage Business Employee List and final Triage Independent Contractor List at least one (1) Business Day prior to the Closing.
(c)    Prior to the Closing, Purchaser shall, or shall cause another applicable Designated Purchaser to, offer employment to each Triage Business Employee on the Triage Business Employee List (with such employment to be conditioned upon the consummation of the Transactions), in accordance with this Agreement and applicable Law.
(d)    Seller shall in accordance with Schedule 7.01(d), identify certain employees of the Asset Seller Entities who perform services for the Triage Business and to whom a Designated Purchaser may make an offer of employment (each employee to whom a Designated Purchaser makes an offer pursuant to Schedule 7.01(d), an “Offer Employee”). Employment for each Offer Employee who accepts an offer shall be conditioned upon the consummation of the Transactions and shall be extended in accordance with this Agreement and applicable Law.
SECTION 7.02.    Compensation and Employee Benefits.
(a)    Until the first anniversary of the Effective Time (as defined in the Merger Agreement, and such period, the “Continuation Period”), Purchaser shall provide, or shall cause to be provided, to each Transferred Employee (i) base salary and annual cash bonus opportunities that are no less favorable, in each case, than those in effect immediately prior to the Closing, (ii) severance benefits that are no less favorable than the severance benefits that would have been provided to such Transferred Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect on the date hereof, and (iii) employee benefit plans and arrangements (other than base salary, annual bonus and long-term incentive opportunities, severance benefits and employee stock purchase plan benefits) that are substantially comparable in the aggregate to those provided to the Transferred Employees immediately prior to the Closing, in the case of clauses (i) and (iii), except to the extent such Transferred Employee’s employment with Purchaser or its Affiliates is terminated prior to the end of the Continuation Period. In addition, (A) Purchaser shall provide, or shall cause to be provided, a 2018 long-term incentive award to each Transferred Employee employed by Purchaser or its Affiliates at the time annual long-term incentive awards are made generally that is no less favorable than the long-term incentive award made to similarly situated employees of Abbott generally, and (B) Seller shall provide to Purchaser reasonably promptly following the determination thereof such information regarding the 2018 long-term incentive awards described in clause (A) as is reasonably required by Purchaser for purposes of fulfilling its obligations under this Agreement with respect to such awards. Purchaser shall not assume sponsorship of or any Liability under any Seller Plan, all Liability for which shall remain the responsibility of Seller or its applicable Affiliate.
(b)    With respect to all employee benefit plans of Purchaser and its Affiliates, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes (except as set forth below), including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Transferred Employee’s service with Seller and its Subsidiaries (as well as service with any predecessor employer of Seller or any such Subsidiary, to the extent service with the predecessor employer was recognized by Seller or such Subsidiary) shall be treated as service with Purchaser and its Affiliates (or in the case of a transfer of all or substantially all of the assets and business of the Triage Business, its successors and assigns); provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan, (iii) to the extent not recognized by Seller for similar purposes, or (iv) for purposes of any plan, program or arrangement (A) under which similarly situated employees of Purchaser and its Affiliates do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.
(c)    Purchaser or one of its Affiliates shall be responsible for all welfare benefit claims incurred by Transferred Employees and their eligible dependents at or after the Closing. Seller or one of its Affiliates shall be responsible for all welfare benefit claims incurred under any Seller Plan by Transferred Employees and their eligible dependents prior to the Closing. Without limiting the generality of Section 7.02(a), with respect to any “employee welfare benefit plan” maintained by Purchaser or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable benefit plan, program, policy, agreement or other arrangement of Seller or its applicable Subsidiaries immediately prior to the Closing. Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing.
(d)    Without limiting the generality of Sections 12.05 and 12.13, the provisions of this Section 7.02 are solely for the benefit of the Parties, and no provision of this Section 7.02 (i) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) obligates Purchaser or any of its

Affiliates to retain the employment of any particular Transferred Employee following the Closing or (iii) results in any current or former director, employee, consultant or any other individual associated therewith being regarded for any purposes as a Third Party beneficiary of this Agreement or have the right to enforce the provisions hereof.
SECTION 7.03.    Severance Liabilities. Seller and its Affiliates shall be solely responsible for any severance, redundancy or similar termination payments or benefits (a) that may become payable to any Triage Business Employee arising out of or in connection with the Transactions and any amounts paid or payable to any Triage Business Employee who does not become a Transferred Employee because such Triage Business Employee does not accept an offer to transfer employment, provided the offer of employment made by the applicable Designated Purchaser to such Triage Business Employee is made pursuant to and in accordance with the requirements of Sections 7.01(c), 7.02(a), (b) and (c) and 7.05, or (b) to the extent set forth on Schedule 7.03. Purchaser and its Affiliates shall be responsible for all claims for severance, redundancy or similar termination payments or benefits incurred by Transferred Employees after the Closing except as set forth on Schedule 7.03.
SECTION 7.04.    Equity Incentives and Bonus Payments. Seller and its Affiliates shall be solely responsible for any payments due to the Transferred Employees in connection with their equity incentive, bonus and other awards that are outstanding as of immediately prior to the Closing under any Seller Plan, if any, including awards under any Transition Award Agreement and any Retention Bonus Agreement (each as identified in Section 4.09(b) of the Seller Disclosure Letter) or long-term incentive awards for the 2017 performance cycle, and Purchaser shall have no obligations under any such Seller Plans or agreements.
SECTION 7.05.    401(k) Plan. Purchaser shall cause its, or its applicable Affiliates’, qualified defined contribution plan to accept rollover contributions of all or any portion of the Transferred Employees’ vested account balances under any qualified defined contribution plan of Seller or any of its Affiliates (including any promissory notes held as an asset of such account).
ARTICLE VIII

TAXES
SECTION 8.01.    Periodic Taxes. All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period (“Periodic Taxes”) shall be apportioned to the Pre-Closing Tax Period of such Straddle Period by multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The excess of such Periodic Taxes for such Straddle Period over the amount apportioned to the Pre-Closing Tax Period shall be apportioned to the Post-Closing Tax Period. Seller shall be liable for the amount of such Periodic Taxes attributable to the Pre-Closing Tax Period except to the extent payment therefor had been made prior to Closing. Purchaser shall be liable for the amount of such Periodic Taxes attributable to the Post-Closing Tax Period and shall reimburse Seller for any portion of the Periodic Taxes attributable to the Post-Closing Tax Period paid by Seller within ten (10) days of being notified by Seller of the amount so due. Purchaser shall be responsible for preparing and filing all Tax Returns for Periodic Taxes required to be filed after the Closing; provided, however, such Tax Returns shall be subject to the approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 8.02.    Refunds and Credits. Seller and its Affiliates shall be entitled to retain or, to the extent actually received by or otherwise available to Purchaser or its Affiliates, receive immediate payment from Purchaser or its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period relating to the Triage Business or the Purchased Assets. Purchaser shall be entitled to retain or, to the extent actually received by Seller or its Affiliates, receive immediate payment from Seller or its Affiliates of, any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Triage Business or the Purchased Assets. Any refunds or credits of Taxes with respect to Straddle Periods shall be apportioned pursuant to the principles set forth in Section 8.01.
SECTION 8.03.    Resolution of Tax Controversies. If, following the Closing, a claim shall be made by any Governmental Authority that might result in an indemnity payment to a Purchaser Indemnitee pursuant to Section 11.02, Purchaser shall promptly notify Seller of such claim. If, following the Closing, a claim shall be made by any Governmental Authority that might result in an indemnity payment to a Seller Indemnitee pursuant to Section 11.03, Seller shall promptly notify Purchaser of such claim. In the event that a Governmental Authority determines a deficiency in any Tax, the Party ultimately, following the Closing, responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, the Party with the greater potential Tax burden shall control the dispute. The Party that is not ultimately responsible for such Tax under this Agreement shall, following the Closing, have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would adversely affect such Party.
SECTION 8.04.    Tax Cooperation. From and after the Closing, each of Seller and Purchaser shall provide the other Party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Triage Business or the Purchased Assets.
SECTION 8.05.    Conveyance Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, recording, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any notarial and registry fees and recording costs imposed by any Governmental Authority in connection with the transfer of the Purchased Assets to the Designated Purchasers (“Conveyance Taxes”) will be shared equally by Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, regardless of which Person is obligated to pay such Conveyance Taxes under applicable Law; provided, however, that Purchaser and its Affiliates shall pay and be solely responsible for all value added, goods and services, sales or other similar Taxes. To the extent that one Party claims any exemptions from any Conveyance Taxes, such Party shall provide to the other Party the appropriate exemption certificates. Seller, Purchaser and their respective Affiliates will cooperate in timely making and filing all Tax Returns that may be required to comply with Law relating to Conveyance Taxes.
SECTION 8.06.    VAT. The Purchase Price shall be exclusive of value added, goods and services and any other similar Taxes, and if such Taxes are properly charged or chargeable upon Seller or any of its Affiliates, Purchaser and its Affiliates shall pay Seller (in addition to the Purchase Price) the amount of such Taxes within five (5) Business Days of receipt by Purchaser of notice thereof from Seller and a copy of a Tax invoice in compliance with local Laws.
SECTION 8.07.    Survival of Obligations. Notwithstanding anything herein to the contrary, the obligations contained in this Article VIII shall survive the Closing until thirty (30) days after expiration of the applicable statute of limitations, as extended to the maximum extent permitted by Law. In no event shall an Indemnified Party be indemnified for the same Taxes more than once (even if such Indemnified Party is entitled to indemnification for such Taxes pursuant to more than one provision contained in this Agreement).
ARTICLE IX

CONDITIONS TO CLOSING
SECTION 9.01.    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:
(a)    Each of the representations and warranties of Seller contained in this Agreement shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect (other than with respect to the representation contained in Section 4.05(b))) as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with or performed in all material respects. Purchaser and Abbott shall have received a certificate signed on behalf of Seller by an officer of Seller to the effect that the conditions set forth in this Section 9.01(a) have been satisfied.
(b)    Each of the representations and warranties of Abbott contained in this Agreement shall be true and correct (without regard to any qualification as to materiality) as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of the Transactions contemplated hereby in accordance with the terms hereof. The covenants and agreements contained in this Agreement to be complied with or performed by Abbott on or before the Closing shall have been complied with or performed in all material respects. Purchaser and Seller shall have received a certificate signed on behalf of Abbott by an officer of Abbott to the effect that the conditions set forth in this Section 9.01(b) have been satisfied.
(c)    Any Consents of Governmental Authorities under applicable Competition Laws for the Transactions for the jurisdictions set forth on Schedule 9.01(c) shall have been received.
(d)    No Law or Judgment (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued by any Governmental Authority that remains in effect and that prohibits, enjoins, or makes illegal the consummation of the Transactions.
(e)    Purchaser shall have received an executed copy of each of the documents required to be delivered to it pursuant to Section 2.09(a).

(f)    With respect to each Asset Seller Entity listed on Schedule 9.01(f), an affidavit that such Asset Seller Entity is not an “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, substantially in the form of Exhibit I hereto.
(g)    The transactions contemplated by the Amended and Restated Purchase Agreement dated as of September 15, 2017, by and among Seller, Purchaser, for purposes of Section 11.15, Purchaser Parent and for the limited purposes set forth therein, Abbott (the “BNP Purchase Agreement”), shall be simultaneously consummated.
SECTION 9.02.    Conditions to Obligation of Seller. The obligation of Seller to consummate the Transactions shall be subject to the fulfillment or written waiver by both of Seller and Abbott, at or prior to the Closing, of each of the following conditions:
(a)    Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to any qualification as to materiality) as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of the Transactions contemplated hereby in accordance with the terms hereof. The covenants and agreements contained in this Agreement to be complied with or performed by Purchaser on or before the Closing shall have been complied with or performed in all material respects. Seller and Abbott shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to the effect that the conditions set forth in this Section 9.02(a) have been satisfied.
(b)    (i) The FTC shall have accepted for public comment an Agreement Containing Consent Order that includes a proposed Decision and Order in connection with the Merger Transaction that, if issued as a final order, would require Seller and Abbott to divest the Triage Business to Purchaser, as an FTC-approved acquirer; (ii) the European Commission shall have issued a decision approving the Merger Transaction pursuant to Article 6(1)(b) in conjunction with Article 6(2) of Council Regulation (EC) 139/2004 and Purchaser shall have been approved by the European Commission as the purchaser of the Purchased Assets and Assumed Liabilities in accordance therewith; (iii) all other Merger Clearances shall have been received; (iv) approval of this Agreement, the Transactions and Purchaser as the purchaser of the Purchased Assets and Assumed Liabilities shall have been received by Governmental Authorities for all Merger Clearances conditioned upon the divestiture of the Triage Business; and (v) any Consents of Governmental Authorities under applicable Competition Laws for the Transactions for the jurisdictions set forth on Schedule 9.02(b) shall have been received.
(c)    No Law or Judgment (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued by any Governmental Authority that remains in effect and that prohibits, enjoins, or makes illegal the consummation of the Transactions.

(d)    The Merger Transaction shall have been consummated in accordance with the Merger Agreement or shall be consummated simultaneously with the satisfaction (other than those conditions that, by their nature, cannot be satisfied until the Closing, but would be satisfied if the Closing were to occur) or waiver of the other conditions set forth in this Article IX.
(e)    Seller shall have received an executed copy of each of the documents required to be delivered to it pursuant to Section 2.10(b).
(f)    The transactions contemplated by the BNP Purchase Agreement shall be simultaneously consummated.
ARTICLE X

TERMINATION
SECTION 10.01.    Termination. This Agreement may be terminated, or in the case of clause (d) below shall terminate, at any time prior to the Closing in the following circumstances:
(a)    by the mutual written consent of Purchaser and Abbott;
(b)    upon written notice, by Abbott to Purchaser (with a copy to Seller) in the event that Abbott determines, in its sole discretion to be exercised in good faith, that the staff of the FTC, the European Commission, or any other antitrust or competition Governmental Authority is not likely to recommend the approval of, or such applicable Governmental Authority is not likely to approve, this Agreement, the Transactions or Purchaser as the purchaser of the Triage Business, the Purchased Assets or Assumed Liabilities for all Merger Clearances conditioned upon the divestiture of the Triage Business;
(c)    by either Purchaser or Abbott, upon written notice to the non-terminating Person (with a copy to Seller), if any Governmental Authority of competent jurisdiction shall have issued a Judgment permanently restraining, enjoining or otherwise prohibiting the Transactions and such Judgment shall have become final and non-appealable, provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to either Purchaser or Abbott if such Judgment was due to the failure of such Person (or in the case of termination by Abbott, Seller) to perform any of its obligations under this Agreement or due to the breach by such Person (or in the case of termination by Abbott, Seller) of its representations and warranties set forth in this Agreement;
(d)    immediately, without any action by any Party or Abbott, if the Merger Agreement is terminated;
(e)    by Purchaser, if Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.01(a) and (ii) is incapable of being cured within ninety (90) calendar days after the consummation of the Merger Transaction (the “End Date”) or, if capable of being cured by the End Date, Seller shall not have commenced good-faith efforts to cure the breach or failure to perform within thirty (30) calendar days following (or the breach or failure to perform is not cured within sixty (60) calendar days following) receipt by Seller of written notice from Purchaser of the breach or failure to perform; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.02(a);

(f)    by Abbott, if Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02(a) and (ii) is incapable of being cured by the End Date or, if capable of being cured by the End Date, Purchaser shall not have commenced good-faith efforts to cure the breach or failure to perform within thirty (30) calendar days following (or the breach or failure to perform is not cured within sixty (60) calendar days following) receipt by Purchaser of written notice from Abbott (with a copy to Seller) of the breach or failure to perform; provided, that Abbott shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if Abbott or Seller is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.01(a) or Section 9.01(b);
(g)    by Purchaser or Abbott, if the Closing shall not have occurred prior to the End Date, provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to (i) Abbott if the failure of the Closing to have occurred by the End Date was due to the failure of Seller or Abbott to perform any of their respective obligations under this Agreement or due to the breach of the representations and warranties of Seller or Abbott set forth in this Agreement or (ii) Purchaser if the failure of the Closing to have occurred by the End Date was due to the failure of Purchaser to perform any of its obligations under this Agreement or due to the breach of the representations and warranties of Purchaser set forth in this Agreement; or
(h)    by Abbott, if all Consents of the FTC required for the consummation of the transactions contemplated by the BNP Purchase Agreement have not been received within twenty-five (25) days after the consummation of the Merger Transaction.
SECTION 10.02.    Effect of Termination. In the event of the termination of this Agreement in compliance with Section 10.01, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any Party, Purchaser Parent or Abbott (or any shareholder or Representative of such Party, Purchaser Parent or Abbott), other than Section 1.03 (Interpretation), Section 6.03 (Public Announcements), this Section 10.02 and Article XII (including the definitions used in each such Section; but excluding Section 12.07), all of which shall survive such termination; provided, that nothing in this Section 10.02 shall relieve any Party or Abbott from Liability for any Fraud or knowing, material and intentional breach of this Agreement.
ARTICLE XI

INDEMNIFICATION
SECTION 11.01.    Survival of Representations and Warranties. The representations and warranties of Abbott, Seller and Purchaser contained in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however that (a) the representations and warranties of Seller contained in Section 4.12 (Intellectual Property) shall survive the Closing for a period of twenty-four (24) months following the Closing Date, and (b) (i) the representations and warranties of Abbott contained in Section 3.01 (Organization; Standing), Section 3.02 (Corporate Authorization; Noncontravention) and Section 3.04 (Brokers and Other Advisors), (ii) the Fundamental Representations, and (iii) the representations and warranties of Purchaser contained in Section 5.01 (Organization; Standing), Sections 5.02(a) and (b) (Corporate Authorization) and Section 5.07 (Brokers and Other Advisors) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive). All covenants contained in this Agreement which are to be performed prior to the Closing shall terminate on the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing shall terminate thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof, whether automatic or permissive). Notwithstanding the foregoing, each representation, warranty, covenant and agreement contained in this Agreement shall survive the time at which it would otherwise expire pursuant to this Section 11.01 if, prior to such time, a Third Party Claim Notice or Direct Claim Notice with respect to the breach shall have been timely delivered to the Party against whom such indemnity may be sought in accordance with Section 11.05. Any claim not asserted in accordance with this Article XI on or prior to the expiration of the applicable survival period set forth in this Section 11.01 will be irrevocably and unconditionally released and waived.
SECTION 11.02.    Indemnification by Seller. Subject to the provisions of this Article XI, from and after the Closing, Seller shall indemnify Purchaser and its Affiliates and its and their respective officers, directors, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against the items described on Schedule 11.02 and all Losses actually suffered or incurred by them to the extent arising out of or related to: (a) any breach of any representation or warranty of Seller in this Agreement, (b) nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement, or (c) any Excluded Liability.
SECTION 11.03.    Indemnification by Purchaser. Subject to the provisions of this Article XI, from and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each such entity’s respective officers, directors, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against all Losses actually suffered or incurred by them to the extent arising out of or related to: (a) any breach of any representation or warranty of Purchaser in this Agreement, (b) nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, or (c) any Assumed Liabilities.
SECTION 11.04.    Limitations on Indemnifiable Losses.
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    no indemnification payments will be made by or on behalf of Seller pursuant to Section 11.02(a) in respect of any individual claim or series of claims having the same nature or origin where the aggregate Losses relating to such claims or series of claims are less than $150,000, and such claims or series of claims with Losses relating thereto of less than $150,000 will not be aggregated or counted for purposes of calculating the Deductible in clause (ii) below;
(ii)    no indemnification payments will be made by or on behalf of Seller pursuant to Section 11.02(a) until the aggregate amount of Losses for which Seller would (but for this clause (ii)) be liable thereunder exceeds one percent (1%) of the Initial Purchase Price (such amount being, the “Deductible”), and then only to the extent of such excess over the Deductible; provided, that the Deductible shall not apply to Losses arising out of or relating to the breach of any Fundamental Representation;
(iii)    the aggregate total amount in respect of which Seller will be liable to indemnify and hold harmless the Purchaser Indemnitees pursuant to Section 11.02(a) and Schedule 11.02 will not exceed eight percent (8%) of the Initial Purchase Price (such amount being the “Cap”); provided, that the Cap shall not apply to Losses arising out of or relating to the breach of any Fundamental Representation; and
(iv)    subject to Section 11.04(a)(iii), the aggregate total amount in respect of which Seller will be liable to indemnify the Purchaser Indemnitees pursuant to Section 11.02(a) and (b) and Schedule 11.02 shall not exceed the Initial Purchase Price.

For clarity, the Cap and the limitation in Section 11.04(a)(iv) do not apply to Losses actually suffered or incurred to the extent arising out of or related to any Excluded Liability.
(b)    For all purposes of this Article XI, “Losses” shall be net of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by or paid to an Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto.
(c)    In the event a Person seeks indemnification under this Article XI for any Losses, Purchaser (if such Person is a Purchaser Indemnitee) or Seller (if such Person is a Seller Indemnitee) shall use its commercially reasonable efforts to take all actions as may be reasonably required or necessary to mitigate, to the extent practicable, such Losses (including, to the extent commercially reasonable, pursuing in good faith available insurance coverage, indemnification payments, contribution payments or reimbursements).
(d)    Any indemnity provided hereunder by Seller shall be so applied as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same Losses pursuant to this Agreement, any Ancillary Agreement, the BNP Purchase Agreement or any other Contract entered between the Parties or their respective Affiliates in connection with the transactions contemplated by the BNP Purchase Agreement.
(e)    For purposes of this Article XI, the representations and warranties of Seller shall not be deemed qualified by any reference to “materiality” or “Material Adverse Effect” (other than the Specified Qualifications).
SECTION 11.05.    Indemnity Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
(a)    Third Party Claims.
(i)    Any Purchaser Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted or threatened against the Indemnified Party by a Third Party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 11.02 or Section 11.03, as applicable, shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim or, in the alternative, include a copy of all papers served with respect to such Third Party Claim (if any); provided, however, that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Article XI, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.
(ii)    If a Third Party Claim is asserted against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party delivers a written notice to the Indemnified Party within thirty (30) days after receipt of a Third Party Claim Notice (or sooner, if the nature of the Third Party Claim so requires) stating that the Indemnifying Party shall assume and control the defense of such Third Party Claim and specifying any reservations to its defense (except that the failure to so specify any reservation to its defense in a timely delivered written notice shall not affect the validity of such written notice unless the Indemnified Party is materially prejudiced as a result of such failure), the Indemnifying Party may assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and settle such Third Party Claim at the discretion of the Indemnifying Party; provided, that the Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any Judgment that (A) does not include the provision by the Person(s) asserting such claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (B) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, (C) includes injunctive or other nonmonetary relief affecting any Indemnified Party other than nonmonetary relief incidental to the monetary damages that does not restrict the operation of the business of the Indemnified Party, or (D) if the Indemnifying Party is Seller, includes monetary amounts in respect of, or that would be, Assumed Liabilities. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense); provided further, that if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct, the reasonable fees and expenses of such separate counsel shall constitute indemnifiable Losses pursuant to this Article XI; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article XI and fully releases the Indemnifying Party with respect to such Third Party Claim. If an Indemnifying Party elects not to assume and control the defense of any Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after receipt of a Third Party Claim Notice, then such Indemnified Party shall be entitled to continue to conduct and control the defense of such Third Party Claim and the reasonable fees and expenses of counsel for the Indemnified Party in connection with the defense of such Third Party Claim shall constitute indemnifiable Losses pursuant to this Article XI.
(iii)    The Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Third Party Claim.  Such cooperation shall, upon reasonable notice to the Party providing such cooperation, include (A) providing, and causing their respective Affiliates to provide, documentary or other evidence in its possession or control that is reasonably related to the Third Party Claim, (B) implementing, and causing their respective Affiliates to implement, reasonable record retention or litigation hold policies and (C) making available, and causing their respective Affiliates to make available, directors, officers and employees to give depositions or testimony.  Except as otherwise provided in Section 11.05(a)(ii), the Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.
(b)    Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party under this Article XI that does not involve a Third Party Claim being asserted or threatened against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim; provided, that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Article XI, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

SECTION 11.06.    Tax Treatment of Indemnity Payments. For all Tax purposes, the Parties and Abbott agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price, except to the extent applicable Law requires otherwise.
SECTION 11.07.    Exclusivity. Except in cases of Fraud, from and after the Closing, recovery pursuant to this Article XI shall constitute Abbott’s and the Parties’ sole and exclusive remedy for any and all claims relating to or arising from this Agreement or the Transactions, and each Party and Abbott hereby expressly waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party or Abbott may have against the other Persons party hereto relating to or arising from this Agreement or the Transactions; provided, however, that the foregoing shall not be deemed to deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law, or (b) any Party or any of their respective Affiliates any remedies under any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes relating to (i) the determination of the Final Allocation by the Allocation Firm pursuant to Section 2.06 or (ii) the determination of Final Transferred Inventory by the Consultant pursuant to Section 2.11. Notwithstanding anything herein to the contrary, the obligations of Seller and Abbott under this Agreement are several and not joint.
ARTICLE XII

GENERAL PROVISIONS
SECTION 12.01.    Amendment. This Agreement may not be amended or supplemented except by an instrument in writing signed on behalf of each of the Parties and Abbott. Notwithstanding the foregoing, any amendment or supplement of this last sentence of Section 12.01, Section 12.03, the last sentence of Section 12.05, Section 12.06, Section 12.07, Section 12.08 and Section 12.13(b) to the extent such amendment would directly impact and is adverse to the interests of a Lender under such Sections, shall also be approved by written consent of the adversely affected Lender.
SECTION 12.02.    Extension of Time; Waiver, Etc. Any agreement on the part of any of Purchaser, Seller or Abbott to extend the time for the performance of any of the obligations or other acts of the other Persons party to this Agreement or to waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Person; provided further, that any such agreement on the part of Purchaser or Seller shall only be valid if such instrument is also signed on behalf of Abbott. The failure or delay of any of Purchaser, Seller or Abbott to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any of Purchaser, Seller or Abbott of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
SECTION 12.03.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any Party or Abbott without the prior written consent of each Party and Abbott, except that, (i) without the prior written agreement of Seller, Purchaser may assign as collateral security its respective rights hereunder to any of its Financing Sources and (ii)

following the Closing, no consent shall be required in connection with a merger, consolidation or similar change-in-control transaction of Abbott, Purchaser Parent or any successor thereto. No assignment by any Party or Abbott shall relieve such Person of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties, Abbott and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.03 shall be null and void.
SECTION 12.04.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and Abbott and delivered to each of the other Persons party hereto.
SECTION 12.05.    Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Seller Disclosure Letter, together with the Ancillary Agreements, the BNP Purchase Agreement, and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, Abbott and their Affiliates, or any of them, with respect to the subject matter hereof and thereof; provided, however, that (a) as between Seller and Abbott, nothing herein shall (or be deemed or in any way interpreted to) supersede, modify, waive, amend, interpret, or constitute an admission regarding, the terms and provisions of the Merger Agreement or of that certain Confidentiality Agreement, dated January 5, 2016, by and between Seller and Abbott and (b) nothing herein shall (or be deemed or in any way interpreted to) supersede, modify, waive, amend, interpret, or constitute an admission regarding, the terms of the BNP Purchase Agreement. This Agreement is not intended to and does not confer upon any Person other than the Parties and Abbott any rights or remedies hereunder, except for (i) Purchaser Parent to the extent expressly set forth herein, including Section 10.02, (ii) Article XI, which are intended to be enforceable by the Persons specified therein and (iii) the last sentence of Section 12.01, Section 12.03, the last sentence of Section 12.05, Section 12.06, Section 12.07, Section 12.08 and Section 12.13(b), which are intended to be for the benefit of the Financing Sources, who shall be express third party beneficiaries to the extent such Sections relate to the Financing Sources.
SECTION 12.06.    Governing Law; Jurisdiction.
(a)    This Agreement and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof, including, without limitation, the Commitment Letter, the Financing and the transactions contemplated thereby and any claims arising in whole or in part out of, related to, based upon, or connection with the Commitment Letter, the Financing or the transactions contemplated thereby, shall be governed and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Laws of any other jurisdiction.
(b)    All Actions arising out of or relating to this Agreement, including any Action against any Financing Source arising out of this Agreement, the Commitment Letter, the Financing or the transactions contemplated thereby, shall be heard and determined in the United States District Court for the Southern District of New York located in the City of New York, New York (or, if the United States District Court for the Southern District of New York located in the City of New York, New York declines to accept jurisdiction over any Action, in the New York State Court located in the City of New York, Borough of Manhattan, New York) and the Parties and Abbott hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 12.06(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties and Abbott. Each Party and Abbott agrees that service of process upon such Person, as applicable, in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 12.09. The Parties and Abbott agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s or Abbott’s rights to seek any post-judgment relief regarding, or any appeal from, a trial court judgment.
SECTION 12.07.    Specific Enforcement. The Parties and Abbott agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties and Abbott fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the Parties and Abbott acknowledge and agree that (a) each of the Parties and Abbott shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right none of Seller, Purchaser or Abbott would have entered into this Agreement. The Parties and Abbott acknowledge and agree that any Person party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.07 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 12.07, Seller, Abbott, their respective Subsidiaries and Affiliates and their respective Representatives shall not be entitled to seek specific performance of any rights of Purchaser, Purchaser Parent, their respective Subsidiaries and Affiliates and their respective Representatives to cause the Financing to be funded.
SECTION 12.08.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES AND ABBOTT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT, THE COMMITMENT LETTER, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY.
SECTION 12.09.    Notices. All notices, requests and other communications to any Party or Abbott hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), or sent by overnight courier (providing proof of delivery) to the Persons at the following addresses:
if to Purchaser, to:
Quidel Corporation
12544 High Bluff Drive, Suite 200
San Diego, CA 92130
Attn: Chief Financial Officer
Facsimile: (858) 646-8028

with a copy (which shall not constitute notice) to:
Quidel Corporation
12544 High Bluff Drive, Suite 200
San Diego, CA 92130
Attn: General Counsel
Facsimile: (858) 646-8028
and
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, CA 92612
Attn: Michelle Hodges
Facsimile: (949) 475-4703
if to Abbott (and, following the Closing, Abbott or Seller), to:
Abbott Laboratories
100 Abbott Park Road
Building AP6C, Dept. 5MDB
Abbott Park, Illinois 60064-6112
Attn: Vice President, Licensing and Acquisitions
Fax: 224-668-2800
with a copy (which shall not constitute notice) to Seller and to:
Abbott Laboratories
100 Abbott Park Road
Building AP6D, Dept. D-364
Abbott Park, Illinois 60064-3500
Attn: Executive Vice President, General Counsel and Secretary
Fax: 224-667-3966

and

Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
Attention:     Olivia Tyrrell
Andrew Warmus

Facsimile:	(312) 698-2429
if to Seller prior to the Closing, to:
Alere Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Attention:     General Counsel
Facsimile: (781) 647-3939

with a copy (which shall not constitute notice) to Abbott and to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:     Scott A. Barshay, Esq.
Ross A. Fieldston, Esq.
Facsimile: (212) 757-3990

or such other address or facsimile number as such Person may hereafter specify by like notice to the other Persons party hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
SECTION 12.10.    Bulk Sales Laws. Each of the Parties and Abbott hereby waives and will cause its Affiliates to waive compliance by the other Party and Abbott and their respective Affiliates with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to the applicable Designated Purchaser.
SECTION 12.11.    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect, provided that the Parties and Abbott shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties and Abbott as closely as possible to the fullest extent permitted by applicable Law such that the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party.
SECTION 12.12.    Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 12.13.    No Recourse; Waiver of Claims.
(a)    The obligations of Abbott under this Agreement may only be enforced against Abbott, any claims or causes of action for breach of this Agreement by Abbott may only be made against Abbott, and no other Person (including Seller or any of its Affiliates) shall have any Liability for any Liabilities of Abbott for or relating to any claim (whether in tort, contract or otherwise) for any breach or alleged breach of this Agreement by Abbott. The obligations of Seller under this Agreement may only be enforced against Seller, any claims or causes of action for breach of this Agreement by Seller may only be made against Seller, and no other Person (including Abbott or any of its Affiliates) shall have any Liability for any Liabilities of Seller for or relating to any claim (whether in tort, contract or otherwise) for any breach or alleged breach of this Agreement by Seller.
(b)    Notwithstanding anything to the contrary contained herein, each of Seller and Abbott, in each case on behalf of its Subsidiaries, Affiliates, partners, managers, members, stockholders and Representatives, hereby irrevocably waives any rights or claims against any

Financing Source in connection with this Agreement, the Commitment Letter, the Financing and the transactions contemplated thereby and each of Seller and Abbott, in each case on behalf of its Subsidiaries, Affiliates, partners, managers, members, stockholders and Representatives, agrees not to commence any Action against any Financing Source in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated thereby and agrees to cause any such Action asserted by Seller, Abbott or any of their respective Subsidiaries, Affiliates, partners, managers, members, stockholders and Representatives, in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any Liability for any claims or damages to Seller, Abbott or any of their respective Subsidiaries, Affiliates, partners, managers, members, stockholders and Representatives in connection with this Agreement, the Commitment Letter, the Financing or the transactions contemplated thereby.
SECTION 12.14.    Rescission. In the event the FTC shall not have approved on or prior to the Closing Date the final Decision and Order issued by it in disposition of its proceeding relating to the Merger Transaction, and following the Closing Date, the FTC shall have notified Abbott that, for purposes thereof, Purchaser would not be an acceptable purchaser of the Triage Business and that the Transactions are required to be rescinded, then Abbott shall give prompt written notice thereof to the Parties, and the Parties and Abbott shall promptly take all actions as may be necessary or desirable to rescind the consummation of the Transactions and to restore to each Party and Abbott its rights, powers and obligations as in existence immediately prior to the Closing, including (a) Seller refunding to Purchaser all funds received by Seller from Purchaser as payment of the Purchase Price, (b) execution by Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to the applicable Asset Seller Entities all of any Designated Purchaser’s right, title and interest in and to any Purchased Assets and to terminate and cancel the Ancillary Agreements, and (c) execution by the applicable Asset Seller Entities of such assumptions and other documents and instruments as may be necessary or desirable to relieve each Designated Purchaser of Liability for any Assumed Liabilities existing on the Closing Date and to terminate and cancel the Ancillary Agreements.
SECTION 12.15.    Guarantee. Purchaser Parent (“Guarantor”) irrevocably guarantees each and every covenant and obligation of Purchaser and the full and timely performance of its obligations under the provisions of this Agreement (including the performance of any of Purchaser’s indemnity obligations under this Agreement), in each case, on the terms and subject to the conditions hereof. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Purchaser’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. Guarantor hereby waives, for the benefit of Abbott and Seller, (a) any right to require Abbott or Seller as a condition of payment or performance of Guarantor to proceed against Purchaser or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Purchaser. Guarantor understands that Abbott and Seller are relying on this guarantee in entering into this Agreement.

SECTION 12.16. Supremacy. To the extent that any term or provision of this Agreement conflicts with any directly corresponding term or provision of the FTC Decision and Order or the European Commission Decision, dated January 25, 2017 (the “EC Decision”), the Parties and Abbott hereby agree that the terms or provisions of the FTC Decision and Order or the EC Decision, as applicable, shall control the rights and obligations of the Parties and Abbott.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties, Abbott and Purchaser Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALERE INC.

By:	/s/ Namal Nawana
Name:	Namal Nawana
Title:	President and Chief Executive Officer

QUIDEL CARDIOVASCULAR INC.

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	President

for purposes of Sections 6.13 and 12.15,
QUIDEL CORPORATION

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	President and Chief Executive Officer

for the limited purposes herein set forth,
ABBOTT LABORATORIES

By:	/s/ Brian B. Yoor
Name:	Brian B. Yoor
Title:	Executive Vice President, Finance and Chief Financial Officer